UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15d of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2003

SPIEGEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16126	36-2593917
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

3500 Lacey Road Downers Grove, IL	60515-5432
(Address of principal executive offices)	(Zip Code)

(630) 986-8800

(Registrant’s telephone number, including area code)

No Change

(Former name or Former address, if changed since last report)

INTRODUCTORY NOTE

As the Company previously reported, on March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company’s public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneously with the filing of the SEC’s complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, the Company consented to the entry of a partial final judgment, which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act and various rules and regulations thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties regarding the Company’s financial condition and financial accounting.

The Company’s outside auditors, KPMG LLP, advised the Company that they could not complete their audit of the Company’s financial statements for its fiscal year ended December 28, 2002 and could not perform their review of the Company’s 2003 quarterly interim financial statements in accordance with Statement on Auditing Standards (“SAS”) 100 until they both analyzed the report of the independent examiner appointed under the terms of the SEC judgment and obtained the necessary management representation letter.

The Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company’s motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company’s failure to timely file its 2002 Form 10-K and one or more Form 10-Qs with the SEC as required; provided that, among other things, (1) the Company files the financial statements that would have been included in its 2002 Form 10-K and a management’s discussion and analysis covering the financial statements on or before May 15, 2003, and (2) the Company files the financial statements that would have been included in any such Form 10-Qs in a timely manner. The report of the independent examiner was issued on September 5, 2003 and delivered to the court on September 12, 2003. The Company filed the report of the independent examiner with the SEC under cover of Form 8-K on September 12, 2003. The independent examiner’s report questions the Company’s accounting policies and procedures regarding among other matters, revenue recognition, its securitization transactions, valuation of its retained interest in its securitization transactions, covenant defaults and internal controls over its credit underwriting process. The report also questions the timeliness and adequacy of the Company’s disclosures about its financial condition and operating results.

The Company’s management is analyzing the findings of the independent examiner’s report . The Company will attempt to complete its analyses promptly. However, as a result of the independent examiner’s report and the Company’s filing for voluntary bankruptcy on March 17, 2003, the Company can neither provide any guidance as to the impact, if any, on the Company’s financial statements that may result from these analyses nor state with any certainty as to when the analyses will be completed. Further, the Company cannot assure investors that it will not need to restate its 2003 financial statements or prior year financial statements.

The Company is filing its financial statements for the third quarter ended September 27, 2003 and related notes in this report in accordance with the April 10, 2003 order of the court. These financial statements and notes have not been reviewed in accordance with Statement on Auditing Standards (“SAS”) No. 100. In addition, any financial information derived from the Company’s 2002 fiscal year financial statements has not been audited and 2003 information has not been reviewed in accordance with SAS No. 100. As stated above, the Company’s financial information included in this report may be subject to future adjustment or restatement. Moreover, investors are advised that the Company expects any independent auditors’ report issued on its 2002 fiscal year-end financial statements to contain an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern.

Item 5. Other Events

SPIEGEL, INC. AND SUBSIDIARIES

DEBTORS-IN-POSSESSION

CONSOLIDATED BALANCE SHEETS

($000s omitted, except share and per share amounts)

(unaudited)

	September 27, 2003	September 28, 2002	December 28, 2002
ASSETS

Current assets:
Cash and cash equivalents	$37,169	$26,917	$165,401
Receivables, net	56,342	545,633	90,674
Inventories	353,918	539,158	427,024
Prepaid expenses and other current assets	69,280	107,077	73,120
Refundable income taxes	2,084	2,185	—
Assets of discontinued operations	81,678	332,165	191,814

Total current assets	600,471	1,553,135	948,033

Property and equipment, net	242,631	316,901	304,124
Intangible assets, net	135,721	135,357	135,721
Other assets	32,033	268,535	97,882

Total assets	$1,010,856	$2,273,928	$1,485,760

LIABILITIES and STOCKHOLDERS' (DEFICIT) EQUITY

Liabilities not subject to compromise
Current liabilities:
Current portion of long-term debt	$48,000	$1,140,857	$1,140,857
Related party debt	—	245,000	160,000
Accounts payable and accrued liabilities	287,983	386,128	416,066
Liabilities of discontinued operations	61,953	429,507	258,234
Income taxes payable	—	—	191

Total current liabilities	397,936	2,201,492	1,975,348

Liabilities subject to compromise	1,474,681	—	—

Total liabilities	1,872,617	2,201,492	1,975,348

Stockholders’ (deficit) equity:
Class A non-voting common stock, $1.00 par value; authorized 16,000,000 shares; 14,945,144 shares issued and outstanding	14,945	14,945	14,945
Class B voting common stock, $1.00 par value; authorized 121,500,000 shares; 117,009,869 shares issued and outstanding	117,010	117,010	117,010
Additional paid-in capital	329,489	329,489	329,489
Accumulated other comprehensive loss	(26,366)	(12,419)	(35,631)
Accumulated deficit	(1,296,839)	(376,589)	(915,401)

Total stockholders’ (deficit) equity	(861,761)	72,436	(489,588)

Total liabilities and stockholders' (deficit) equity	$1,010,856	$2,273,928	$1,485,760

See accompanying notes to consolidated financial statements.

SPIEGEL, INC. AND SUBSIDIARIES

DEBTORS-IN-POSSESSION

CONSOLIDATED STATEMENTS OF OPERATIONS

($000s omitted, except share and per share amounts)

(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net sales and other revenues:
Net sales	$348,888	$472,319	$1,189,068	$1,542,825
Finance revenue	—	22,580	(30,460)	40,649
Other revenue	37,433	54,771	133,489	187,967

	386,321	549,670	1,292,097	1,771,441
Cost of sales and operating expenses:
Cost of sales, including buying and occupancy expenses	232,209	305,317	784,941	974,011
Selling, general and administrative expenses	181,914	266,505	695,184	889,073

	414,123	571,822	1,480,125	1,863,084
Operating loss	(27,802)	(22,152)	(188,028)	(91,643)

Interest expense (contractual interest for the 13 and 39 weeks ended September 27, 2003 was $24,024 and $68,648 respectively)	1,737	18,311	20,624	48,289

Loss from operations before reorganization items and minority interest	(29,539)	(40,463)	(208,652)	(139,932)

Reorganization items, net	(74,375)	—	(172,787)	—

Loss from operations before minority interest	(103,914)	(40,463)	(381,439)	(139,932)

Minority interest in (income) loss of consolidated subsidiary	—	(4)	—	22

Loss from continuing operations	(103,914)	(40,467)	(381,439)	(139,910)

Net loss	$(103,914)	$(40,467)	$(381,439)	$(139,910)

Net loss per common share:
Basic and diluted	$(0.79)	$(0.31)	$(2.89)	$(1.06)

Weighted average number of common shares outstanding:
Basic	131,955,013	131,955,013	131,955,013	131,955,013

Diluted	131,955,013	131,955,013	131,955,013	131,955,013

See accompanying notes to consolidated financial statements.

SPIEGEL, INC. AND SUBSIDIARIES

DEBTORS-IN-POSSESSION

CONSOLIDATED STATEMENTS OF CASH FLOWS

($000s omitted)

(unaudited)

	Thirty-nine Weeks Ended
	September 27, 2003	September 28, 2002
Cash flows from operating activities:
Net loss	$(381,439)	$(139,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Reorganization items, net	172,787	—
Depreciation and amortization	51,514	53,715
Net pretax losses on sale of receivables	20,479	9,554
Minority interest in loss of consolidated subsidiary	—	(22)
Change in assets and liabilities:
Decrease in receivables, net	14,364	83,059
(Increase) decrease in inventories	75,033	(62,178)
(Increase) decrease in prepaid expenses	3,994	(18,897)
Increase (decrease) in accounts payable and other accrued liabilities	32,315	(92,332)
(Increase) decrease in refundable income taxes	(2,275)	3,613

Net cash used in operating activities before reorganization items	(13,228)	(163,398)

Net cash used for reorganization items	(28,639)	—

Net cash used in operating activities	(41,867)	(163,398)

Cash flows from investing activities:
Net additions to property and equipment	(774)	(7,048)
Net reductions (additions) to other assets	561	(113,159)

Net cash used in investing activities	(213)	(120,207)

Cash flows from financing activities:
Issuance of debt	—	472,000
Payment of debt	—	(138,000)
Increase in deferred financing fees	—	(3,535)
Contribution from minority interest of consolidated subsidiary	—	42

Net cash provided by financing activities	—	330,507

Net cash used in discontinued operations	(86,145)	(49,530)

Effect of exchange rate changes on cash	(7)	17

Net change in cash and cash equivalents	(128,232)	(2,611)
Cash and cash equivalents at beginning of period	165,401	29,528

Cash and cash equivalents at end of period	$37,169	$26,917

Supplemental cash flow information:
Cash paid during the period for:
Interest	$19,489	$57,772

Income taxes	$2,276	$787

See accompanying notes to consolidated financial statements.

Spiegel, Inc. and Subsidiaries

Debtors-in-Possession

Notes to Consolidated Financial Statements

($000s omitted, except per share amounts)

(unaudited)

(1) PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

In February 2002, the Company determined, with the lending institutions under its $750 million revolving credit agreement, that a material adverse change had occurred due to the Company’s operating performance in the fourth quarter of 2001 and the estimated loss recorded on the expected sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended December 28, 2002, the Company was in default of the financial covenants and other covenants on its other non-affiliate loan agreements. See “-Liquidity and Capital Resources” below for a description of these agreements and defaults.

In March 2003, First Consumers National Bank (“FCNB”) notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company’s asset backed securitizations. See “Management’s Discussion & Analysis—Pay Out Events and Cancellation of Credit Cards” below for a description of these events. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company’s operations.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption “In re: Spiegel, Inc., et al. Case No. 03-11540 (CB).” Spiegel and these subsidiaries are currently operating their business and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the bankruptcy process, the Company will continue to operate its business as an ongoing business, but may not engage in transactions outside the ordinary course of business without the approval of the bankruptcy court.

The following material subsidiaries were not included in the Chapter 11 case: FCNB, First Consumers Credit Corporation (FCCC), Financial Services Acceptance Corporation (FSAC), Spiegel Acceptance Corporation (SAC) and Spiegel Credit Corporation III. As a result of the Company’s decision in the fourth quarter of fiscal 2001 to sell the bankcard segment, the assets and liabilities of FCNB, FCCC and FSAC, the Company’s subsidiaries included in its bankcard segment, were reflected as discontinued operations in the Company’s financial statements beginning in the fourth quarter of fiscal 2001. As discussed below, the Company’s special purpose bank, FCNB, began a formal liquidation in fiscal 2003 under the terms of a pre-existing disposition plan agreed to with the Office of the Comptroller of the Currency (the “OCC”). The assets of SAC at September 27, 2003 consist primarily of other receivables approximating $0.6 million, which relate to the private-label credit card operation. The primary changes from the second quarter of 2003 to the third quarter of 2003 represent reductions in cash of $1.4 million. The liabilities of SAC total approximately $22 million at September 27, 2003 and represent primarily accrued expenses. There was not a material change in the liabilities of SAC from the second quarter of 2003 to the third quarter of 2003.

On March 17, 2003, the bankruptcy court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the “DIP Facility”) from Bank of America, N.A., Fleet Retail Finance, Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the total amount, which was later reduced to $350 million. The DIP Facility will be used to supplement the Company’s existing cash flow during the reorganization process. See Note 9.

As a result of the Chapter 11 filing, the realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to approval of the bankruptcy court or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for some amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications in the historical consolidated financial statements.

The matters discussed above raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business and in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Accordingly, all pre-petition liabilities subject to compromise have been segregated in the unaudited consolidated balance sheets and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as reorganization items, net in the unaudited consolidated statements of operations. Cash used for reorganization items is disclosed separately in the unaudited consolidated statements of cash flows. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to any adjustments relating to the recoverability and classification of assets, the amount and classification of liabilities or the effects on existing stockholders’ deficit that may occur as a result of the bankruptcy case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the ability of the Company to continue as a going concern.

In July 2003, the Company received bankruptcy court approval to implement a Key Employee Retention Plan (“KERP”), which provides cash incentives to certain members of the management team and other employees. The KERP is intended to encourage employees to continue their employment with the Company through the reorganization process. The KERP is being finalized and the Company is in the process of implementing it.

The Company’s ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company’s business faces. The Company cannot predict at this time the ultimate effect that the Chapter 11 case will have on its operations, particularly the value of its assets, its net sales and its access to, and the cost of, goods sold. Since filing for protection under Chapter 11 of the Bankruptcy Code, the Company has experienced a decrease in assets, an increase in liabilities (including liabilities subject to compromise) and continued decreases in sales and revenues resulting in an increase in loss from continuing operations.

The Company’s reorganization efforts continue to proceed as planned. However, the ultimate timing for the filing of and approval of a reorganization plan is not currently known.

Included below are the unaudited condensed combined financial statements of the debtor entities. The figures included below are subject to change as discussed in the Introductory Note.

Debtors’ Condensed Combined Balance Sheet

(unaudited)

September 27, 2003
Assets:
Current assets	$496,286
Property and equipment, net	242,631
Intangible assets, net	135,721
Other assets	24,596
Investments in and advances to non-Debtor subsidiaries, net	23,835

Total assets	$923,069

Liabilities:
Current liabilities	$310,149
Liabilities subject to compromise	1,474,681

Total liabilities	1,784,830
Stockholders’ deficit	(861,761)

Total liabilities and stockholders’ deficit	$923,069

Debtors’ Condensed Combined Statements of Operations

For the thirteen and thirty-nine weeks ended September 27, 2003

(unaudited)

	Thirteen Weeks Ended September 27, 2003	Thirty-nine Weeks Ended September 27, 2003
Net sales and other revenue	$385,077	$1,322,243
Cost of sales and operating expenses	(436,469)	(1,461,377)
Equity in earnings/(losses) of non-debtor subsidiaries	23,590	(60,666)

Operating loss	(27,802)	(199,800)
Interest expense	(1,737)	(8,852)
Reorganization items, net	(74,375)	(172,787)

Net loss	$(103,914)	$(381,439)

Debtors’ Condensed Combined Statement of Cash Flows

For the thirty-nine weeks ended September 27, 2003

(unaudited)

Net cash provided by operating activities	$9,531
Net cash used for reorganization items	(28,639)
Net cash provided by investing activities	(391)
Net change in reserve for discontinued operations	(101,644)
Effect of exchange rate changes on cash	(7)

Net decrease in cash and cash equivalents	(121,150)
Cash and cash equivalents at beginning of period	157,796

Cash and cash equivalents at end of period	$36,646

(2) BASIS OF PRESENTATION

The Company has filed, pursuant to the terms of the SEC Judgment discussed in the “Introductory Note” to this report, its unaudited consolidated financial statements for the quarter ended September 27, 2003 and related notes in this report. The SEC independent examiner’s report, filed by the Company with the SEC on September 12, 2003, questions the Company’s accounting policies and procedures regarding among other matters, revenue recognition, its securitization transactions, valuation of its retained interest in its securitization transactions, covenant defaults and internal controls over its credit underwriting process. The report also questions the timeliness and adequacy of the Company’s disclosures about its financial condition and operating results. The Company’s management is analyzing the findings of the independent examiner’s report. The Company will attempt to complete its analyses promptly. However, as a result of the independent examiner’s report and the Company’s filing for voluntary bankruptcy on March 17, 2003, the Company can neither provide any guidance as to the impact, if any, on the Company’s financial statements that may result from these analyses nor state with any certainty as to when the analyses will be completed. Further, the Company cannot assure investors that it will not need to restate its 2003 financial statements or prior year financial statements. In addition, any financial information derived from the Company’s 2002 fiscal year financial statements has not been audited and 2003 information has not been reviewed in accordance with SAS No. 100. Consequently, and in light of the questions raised by the independent examiner’s report, the Company’s financial information included in this report may be subject to future adjustment or restatement. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to modify or update the financial statement disclosures included in the Company’s Form 10-Q for the period ended September 27, 2003. Future events may also result in adjustments to the consolidated financial statements or disclosures. The Company also expects any independent auditors’ report issued to contain an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements include the accounts of Spiegel, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

As described in Note 10, the Company is in the process of liquidating its bankcard business and has reflected the bankcard business as a discontinued operation. FCNB submitted a liquidation plan to the OCC and has begun its formal liquidation. In addition, in March 2003 the Company also discontinued charging privileges on all of its private-label credit cards. On or about June 25, 2003, Cardholder Management Services (“CMS”), a subsidiary of Cardworks, was appointed the successor servicer for the private-label receivables portfolio related to the discontinued private-label cards and has assumed servicing responsibilities. FCNB has been informed that The Bank of New York, as securitization trustee, appointed First National Bank of Omaha as the successor servicer for the bankcard receivables portfolio on or about June 25, 2003.

The merchant companies have issued a limited number of private-label credit cards directly rather than through FCNB, which were serviced by FCNB. As a result of the impending liquidation of FCNB, the Company determined to cease issuing new private-label credit cards internally and stopped honoring existing cards at its merchant companies. In June 2003, the Company sold these merchant issued credit card receivables, which had a balance of approximately $5 million, for approximately $4 million to First National Bank of Omaha. On April 28, 2003, the Company announced that it had entered into a ten-year agreement with Alliance Data Systems (“Alliance Data”), the terms of which were subsequently approved by the bankruptcy court, to establish a new private-label credit card program for its merchant companies. Services provided by Alliance Data under this agreement include establishing credit criteria for customer acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new Alliance Data credit card program is separate from and has no relation to the Company’s existing or prior credit card programs. Alliance Data began issuing cards under this program in May 2003.

The Company is charged a customary fee on all credit transactions with Alliance Data. In addition, payments to the Company for customer purchases made with their Alliance Data-issued cards are subject to a 20% “holdback”. The holdback currently equals 20% of the principal portion of the receivable balance for merchant accounts financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its operating expenses and principal balance write-offs in connection with customers’ failure to pay their credit card accounts under certain circumstances, including cessation of the Company’s business or termination of the agreement or its funding arrangement. After the first anniversary date of the Alliance Data agreement, the agreement also contains certain restrictions limiting the Company’s ability to make significant changes to its operations. Upon the Company’s emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated if the Company satisfies certain financial criteria. The Company has recorded the holdback, which approximates $6.7 million as of September 27, 2003, as a receivable in the consolidated balance sheet. As of September 27, 2003, a reserve was not recorded against this receivable as the Company believes that the balance is collectible based upon the likelihood that the Company will emerge from Chapter 11 and that certain financial criteria will be achieved in future periods. The Company will assess the collectability of the receivable balance each period based upon the collection rates on the credit cards and the likelihood that the Company will emerge from Chapter 11 and will be able to meet the financial criteria contained in the agreement. In the event the agreement is terminated under certain circumstances, the Company is required to purchase a substantial portion of the unpaid and outstanding accounts including outstanding finance charges and fees.

The consolidated financial statements included herein are unaudited and have been prepared from the books and records of the Company in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission. All adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of financial position and operating results for the interim periods are reflected. These consolidated financial statements should be read in conjunction with the unaudited consolidated financial statements and notes thereto included in the Company’s 8-K filings, dated May 15 and August 12, 2003.

The Company’s management is analyzing the findings of the independent examiner’s report. The Company will attempt to complete its analyses promptly. However, as a result of the independent examiner’s report and the Company’s filing for voluntary bankruptcy on March 17, 2003, the Company can neither provide any guidance as to the impact, if any, on the Company’s financial statements that may result from these analyses nor state with any certainty as to when the analyses will be completed. Further, the Company cannot assure investors that it will not need to restate its 2003 financial statements or prior year financial statements.

(3) INTANGIBLE ASSETS

Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which supercedes Accounting Principles Bulletin (“APB”) Opinion No. 17, “Intangible Assets,” establishes financial accounting and reporting standards for acquired goodwill and other intangible assets. Under

SFAS No. 142, goodwill and other intangible assets with indefinite lives are not amortized but rather tested for impairment annually, or more frequently if impairment indicators arise. The Company’s intangible assets with indefinite lives principally represent goodwill and trademarks from businesses acquired (principally Eddie Bauer). Effective at the beginning of fiscal 2002, the Company ceased amortization of goodwill and trademarks upon adoption of SFAS No. 142. Upon adoption of SFAS No. 142, a transitional goodwill impairment test was required.

In the second quarter of fiscal 2002, the Company completed the transitional goodwill impairment test. The fair value of the reporting unit was estimated using both a discounted cash flow model and a market comparable approach (as prescribed in SFAS No. 142), which resulted in no goodwill impairment. The Company performed its annual impairment test in the fourth quarter of fiscal 2002 and an additional impairment test in the first quarter of fiscal 2003, neither of which resulted in any impairment. However, if additional changes occur during the reorganization process, including the closing of additional Eddie Bauer stores, the Company may be required to write-off any impaired portion of the assets, which could have a material adverse effect on the operating results in the period in which the write-off occurs.

The carrying amount for each intangible asset class with an indefinite life is as follows:

	September 27, 2003	September 28, 2002	December 28, 2002
Goodwill	$76,601	$76,601	$76,601
Trademarks	58,756	58,756	58,756

	$135,357	$135,357	$135,357

In addition to the amounts disclosed above, the Company also has $364 in pension related intangible assets.

(4) DERIVATIVES AND HEDGING ACTIVITIES

Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. All derivative financial instruments, such as interest rate swap agreements and foreign currency forward contracts, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative are recorded in other comprehensive loss and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

As described in Note 1, the Company and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on March 17, 2003. As a result of this filing, all of the Company’s derivative financial instruments were deemed ineffective, and as such, the Company recognized in the second quarter of 2003 in the consolidated statement of operations expenses of approximately $6,960, which have been included in reorganization items, net (see Note 7). Losses related to these cash flow hedges were previously included in accumulated other comprehensive loss in the stockholders’ (deficit) equity section of the consolidated balance sheet. As of September 27, 2003, these derivative financial instruments totaling approximately $6,960 are reflected in liabilities subject to compromise and represent the fair value of the derivative financial instruments as of March 17, 2003.

USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Historically, the Company has used derivative financial instruments principally to manage the risk that changes in interest rates would affect the amount of its future interest payments, and to a lesser extent, to manage risk associated with future cash flows in foreign currencies. The Company did not enter into derivative financial instruments for any purpose other than cash flow hedging purposes. The Company did not use derivative financial instruments for trading or other speculative purposes As of September 27. 2003, the Company had no derivative financial instruments (other than those described above).

INTEREST RATE RISK MANAGEMENT

As a result of the Company’s Chapter 11 filing, the interest rate swap agreements were determined to be ineffective, which resulted in the Company reclassifying approximately $6,960 from accumulated other comprehensive loss in the stockholders’ equity section of the consolidated balance sheet to reorganization items, net in the consolidated statement of operations during the second quarter of 2003.

As of September 27, 2003 and December 28, 2002, the cumulative loss in other comprehensive loss related to interest rate swap agreements was $0 and $6,933 (net of tax benefit of $0), respectively. As of September 27, 2003, liabilities subject to compromise and accrued expenses include $6,960 and $0, respectively, related to these interest rate swap agreements.

Historically, the Company used a mix of fixed- and variable-rate debt to finance its operations. Variable-rate debt obligations exposed the Company to variability in interest payments due to changes in interest rates. To limit the variability of a portion of these interest payments, the Company would enter into receive-variable, pay-fixed interest rate swaps. Under these interest rate swaps, the Company received variable interest rate payments and made fixed interest rate payments; thereby creating fixed-rate debt. The variable-rate of interest received was based on the same terms, including interest rates, notional amounts and payment schedules, as the hedged interest payments on variable-rate debt. These interest rate swaps were determined to be effective; therefore, changes in fair value were reflected in other comprehensive loss and not recognized in earnings until the related interest payments were made.

The Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with termination dates from March 1996 to December 2004. The notional amount of the interest swap agreement was $30,000. The fair value of the swap agreement at March 17, 2003 and December 28, 2002 was approximately $(3,459) and $(3,351), respectively, and was estimated by a financial institution and represents the estimated amount the Company would have to pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

The Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of its revolving credit agreement with a termination date of March 2005. The notional amount of the interest rate swap agreement was $35,000. The fair value of this swap agreement at March 17, 2003 and December 28, 2002 was approximately $(3,501) and $(3,582), respectively, and was estimated by a financial institution and represents the estimated amount the Company would have to pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

FOREIGN CURRENCY RISK MANAGEMENT

The Company is subject to foreign currency exchange rate risk related to its Canadian operations, as well as its joint venture investments in Germany and Japan. Historically, the Company has entered into foreign currency forward contracts to minimize the variability caused by foreign currency risk related to certain forecasted semi-annual transactions with the joint ventures that are denominated in foreign currencies. The principal currency hedged is the Japanese yen.

At September 27, 2003, the Company was not party to any foreign currency forward contracts. There were no unrealized gains or losses related to foreign currency forward contracts included in other comprehensive loss as of September 27, 2003 and December 28, 2002. The Company did have foreign currency translation adjustments related to its Canadian operations for the 13 and 39 weeks ended September 27, 2003 and September 28, 2002. See Note 5.

(5) COMPREHENSIVE LOSS AND ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of comprehensive loss are as follows:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net loss	$(103,914)	$(40,467)	$(381,439)	$(139,910)
Unrealized loss on derivatives (net of tax benefit of $0, $0, $0 and $282, respectively)	—	(1,601)	—	(2,398)
Reclassification of interest rate hedging losses to net loss	—	—	6,933	—
Foreign currency translation adjustment	(57)	(843)	2,333	141

Comprehensive loss	$(103,971)	$(42,911)	$(372,173)	$(142,167)

The components of accumulated other comprehensive loss are as follows:

	September 27, 2003	September 28, 2002	December 28, 2002
Accumulated loss on derivative financial instruments (net of tax benefit of $0, $1,610 and $0, respectively)	$—	$(5,619)	$(6,933)
Foreign currency translation adjustment	(4,100)	(6,800)	(6,432)
Minimum pension liability	(22,266)	—	(22,266)

	$(26,366)	$(12,419)	$(35,631)

(6) LIABILITIES SUBJECT TO COMPROMISE

Under Chapter 11 of the U.S. Bankruptcy Code, certain claims against the Company in existence prior to the filing of petitions for reorganization are stayed while the Company operates as debtors-in-possession. These pre-petition liabilities are expected to be settled as part of the plan of reorganization and are classified in the September 27, 2003 balance sheet as “liabilities subject to compromise.”

Liabilities subject to compromise consist of the following:

September 27, 2003
Debt	$1,252,857
Trade payables	150,853
Salaries, wages and employee benefits	846
Other liabilities	70,125

Total liabilities subject to compromise	$1,474,681

Liabilities subject to compromise represent estimates that will change in future periods as a result of reorganization activity and other events that come to management’s attention requiring modification to the above estimates. The primary change from the second quarter of 2003 (which totaled $1,429,493) relates to an increase in lease rejection liabilities associated with the rejection of certain real property leases. Adjustments may result from negotiations, actions of the bankruptcy court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events. It is anticipated that these adjustments, if any, could be material. Payment terms for these amounts will be established in connection with the bankruptcy case.

(7) REORGANIZATION ITEMS

The net expense resulting from the Company’s Chapter 11 filings and subsequent reorganization efforts has been segregated from expenses related to ongoing operations in the consolidated statements of operations and includes the following for the thirteen and thirty-nine weeks ended September 27, 2003:

	Thirteen Weeks Ended September 27, 2003	Thirty-nine Weeks Ended September 27, 2003
Asset impairments	$7,306	$75,888
Lease rejections	56,589	60,595
Professional fees	6,222	17,355
Financing fees	370	9,039
Interest rate swaps	—	6,960
Severance	1,601	6,864
Interest income	(158)	(237)
Other	2,445	(3,677)

	$74,375	$172,787

In April 2003, the Company announced its intent to close all 21 of its Spiegel and Newport News outlet and clearance stores as part of its reorganization efforts. The store-closing plan received bankruptcy court approval and as of the third quarter all 21 of the Spiegel and Newport News outlet stores have been closed. The Company will consider reopening some of these stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News.

In April 2003, the Company announced its intent to close 60 under-performing Eddie Bauer stores as a part of its ongoing reorganization process. The store-closing plan has received bankruptcy court approval. The Company has closed 59 of these stores as of September 27, 2003 and will keep the remaining one store open.

In May 2003, the Company announced its intent to close a customer contact center located in Bothell, Washington and one in Rapid City, South Dakota. As of the third quarter, the Bothell customer contact center has been closed. The Rapid City facility will be closed in the first quarter of 2004. In addition, the Company announced its intent to consolidate its retail distribution facility in Columbus, Ohio with its facility in Groveport, Ohio. While the Company has neither adopted any plan nor reached any final decision regarding the sale of its wholly owned subsidiary, Newport News, Inc., the Company in September 2003, announced that, as part of its ongoing restructuring process, it had retained an investment banker to solicit parties who may be interested in acquiring Newport News, Inc. Previously, the Company had announced its intent to close its distribution facility located in Newport News, Virginia. However, in view of the possible sale of Newport News, the Company has deferred its decision to close this distribution facility. While the impact of a possible Newport News sale on the consolidated financial statements is not presently determinable, such a sale, if it were to occur, may have a significant impact on the consolidated financial statements depending upon the purchase price offered by an interested buyer.

Asset impairments were recorded in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The closure of retail and outlet stores described above, as well as other facilities, resulted in the write-off of approximately $11 million and $6 million in assets primarily related to leasehold improvements that have no future benefit in the second and third quarter of 2003, respectively. As part of the reorganization process, the Company recorded a write-off of approximately $35 million in the second quarter of 2003, for a rent leveling asset and other assets associated with a leased building. The impairment was recorded based upon management’s decision to terminate the related lease agreement. The Company abandoned certain capital projects due to capital expenditure restrictions, which led to the write-off of approximately $21 and $1 million in assets in the second and third quarters of 2003, respectively.

Other lease rejection costs primarily represent the Eddie Bauer rejected leases from store closings discussed previously and the rejected lease of the Company’s headquarter facilities. The Company held a lease guaranty bond, issued by an insurance carrier in 1999, in the amount of approximately $8,000. This bond provided a guarantee to the mortgage holder for its headquarter facility for payment of any rent differential if the Company did not meet its performance obligations under its existing lease agreement. In the third quarter of 2003 the Company recorded a reorganization expense of approximately $25 million associated with the rejection of this lease. The ability to obtain an agreement with the lessor may have a significant impact on this estimate.

Professional fees consist primarily of financial, legal, real estate and other consulting services directly associated with the reorganization process.

Financing fees represent payments made to certain banks for the consummation of the new DIP Facility.

The interest rate swaps amount is a reclassification from accumulated other comprehensive loss in the consolidated balance sheet to reorganization expense in the statement of operations as a result of the Company’s interest rate swap agreements no longer representing an effective hedge due to the Company’s Chapter 11 filing. See Notes 4 and 5.

The Company has recorded severance costs associated with the termination of employees at various locations due to either the closure of locations or the reduction in force at existing locations. Headcount reductions totaled approximately 600 employees for the store closings and the closure of the Bothell facility described above and the liability remaining at September 27, 2003 related to severance expense totaled approximately $1.6 million.

Interest income is attributable to the accumulation of cash and short-term investments subsequent to the Chapter 11 filing.

Other primarily represents a sub-tenant lease settlement associated with one of the Company’s distribution facilities.

(8) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

	September 27, 2003	September 28, 2002	December 28, 2002
Trade payables	$57,495	$143,304	$131,775
Gift certificates and other customer credits	46,916	52,653	58,023
Salaries, wages and employee benefits	33,067	31,553	49,563
General taxes	55,491	63,512	70,948
Allowance for future returns	19,498	18,447	27,994
Other liabilities	75,516	76,659	77,763

Total accounts payable and accrued liabilities	$287,983	$386,128	$416,066

(9) DEBT, COMMITMENTS AND CONTINGENCIES

Total debt consists of the following:

	September 27, 2003	September 28, 2002	December 28, 2002
Revolving credit agreement	$—	$700,000	$700,000
Otto (GmbH & Co) senior unsecured loan	—	145,000	60,000
Term loan agreements, 6.34% to 8.66% due October 16, 2002 through July 31, 2007	—	392,857	392,857
Otto-Spiegel Finance G.m.b.H. & Co. KG term loan agreement, 4% due December 31, 2002	—	100,000	100,000
Secured notes, 7.25% to 7.35% due November 15, 2002 through November 15, 2005	48,000	48,000	48,000

Total debt	$48,000	$1,385,857	$1,300,857

For the reporting period ended December 28, 2002 and September 28, 2002, the Company was not in compliance with its financial covenants and certain other covenants contained in its debt agreements and, accordingly, all of the Company’s debt was classified as currently due and payable during those periods.

In March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company’s asset backed securitizations. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company’s operations.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. In addition, on March 17, 2003, the Court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the “DIP facility”) from Bank of America, N.A., Fleet Retail Finance, Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP Facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet Inc. and Newport News, Inc. are the borrowers and, together with the other debtor-in-possession subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors’ assets subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of any examiner appointed by the court in connection with the SEC Judgment and up to $7 million for professional and administrative fees.

Of the DIP Facility, $50 million constituted a Consumer Credit Card Accounts Facility, which permitted the Company to finance consumer receivables generated under credit cards issued directly by the Company’s merchant companies. On May 12, 2003, the Consumer Credit Card Account Facility was terminated by the Company and, accordingly, the amount available under the DIP Facility declined to $350 million.

Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company’s eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of September 27, 2003, there were no borrowings drawn under the DIP Facility. However, there was $336 in trade letters of credit outstanding at September 27, 2003. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005. The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. In particular, the Company may from time to time need to obtain the approval of the lenders under the DIP Facility in order to implement changes during the reorganization process, such as store closings in excess of those permitted by the DIP Facility, investments or sales of assets or businesses that are not currently permitted or other actions. For example, the Company is working with its lenders to obtain certain amendments under its DIP Facility to provide additional flexibility for the Company to implement its restructuring initiatives, including those providing for additional store closings, specified and discretionary asset sales, the discharge of certain pre-petition obligations in connection with the purchasing of previously leased computer equipment and more flexibility relating to new store leases.

An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand, become due and payable. In addition, the need to obtain consent or waivers from the lenders may delay or impede the Company’s restructuring efforts.

Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the debtors in the bankruptcy case generally may not be enforced. Absent an order of the bankruptcy court, substantially all of the pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders and approved by the bankruptcy court. As a result, the Company will defer payments of principal and interest on pre-petition debt until a plan of reorganization has been approved by the bankruptcy court. The ultimate recovery to creditors and equity holders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurances can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of the constituencies. As of the filing date, the Company had secured debt outstanding of $48,000 and unsecured debt outstanding of approximately $1,252,000. The secured debt is reflected as current portion of long-term debt in the consolidated balance sheet. Interest expense has been accrued on the secured debt outstanding and this has been reflected as part of accounts payable and accrued liabilities in the consolidated balance sheet.

Prior to the Chapter 11 filing, the Company’s credit facilities were as described below.

The Company had a $750,000 revolving credit agreement with a group of banks. The commitment was comprised of two components, including a $600,000 long-term agreement that matured in July 2003 and a $150,000 364-day agreement that matured in June 2002. Borrowings under the Company’s $600,000 long-term revolving credit agreement were $600,000 at December 28, 2002. Borrowings under the Company’s $150,000 364-day revolving credit agreement were $100,000 at December 28, 2002. In February 2002, the Company determined, with its lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002 the borrowing capacity under the revolving credit facility was capped at $700,000, which represented the Company’s borrowings outstanding on that date.

The Company also had term loans with certain banks totaling approximately $441 million as of December 28, 2002. These loans had various maturity dates through July 2007. In addition, two of the loans, totaling $48 million, were secured by certain assets of the Company.

The Company’s revolving and non-related party loan agreements provided for financial and restrictive covenants. For the reporting period December 28, 2002, the Company was in violation of its financial covenants and certain of its other covenants under the agreements.

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG). The initial availability under this credit agreement was $75,000, later increased to $100,000, bearing interest at a variable rate based on LIBOR plus a margin, comparable to the Company’s other revolving credit agreements. As of February 2002, the balance outstanding under the revolving credit agreement with Otto was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance GmbH & Co. KG, a related party. These term loans had a maturity date of December 31, 2002, and an interest rate of 4% per annum. In March 2002, the Company borrowed an additional $60,000 under a senior unsecured loan from Otto (GmbH & Co KG), which had an interest rate of LIBOR plus a margin. In February 2003, the $60,000 senior unsecured loan from Otto (GmbH & Co KG) was assigned to Otto-Spiegel Finance G.m.b.H & Co KG. As of March 17, 2003, the related party borrowings outstanding consisted of the $100,000 term loans and $60,000 senior unsecured loan from Otto-Spiegel Finance G.m.b.H. & Co. KG.

The Company’s revolving credit agreement includes fees, which are variable and based on the total commitment of the revolving credit agreement. Borrowings under the Company’s revolving credit agreements and loan agreements were an average of $858,601 with a maximum of $974,357 during fiscal 2002. The combined annual interest rate on the revolvers and loan agreements was 4.02 percent in fiscal 2002, excluding the previously mentioned commitment fees.

Prior to the Chapter 11 filing, variable-rate debt obligations exposed the Company to variability in interest payments due to changes in interest rates. To limit the variability of a portion of these interest payments, the Company entered into receive-variable, pay-fixed interest rate swaps. Under these interest rate swaps, the Company received variable interest rate payments and made fixed interest rate payments; thereby creating fixed-rate debt. The variable-rate of interest received was based on the same terms, including interest rates, notional amounts and payment schedules, as the hedged interest payments on the variable-rate debt. These interest rate swaps were considered highly effective; therefore, changes in fair value were reflected in other comprehensive loss and not recognized in earnings until the related interest payments were made. In 2002, the fair value of the swap agreements was included in accounts payable and accrued liabilities in the consolidated balance sheets.

The Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with termination dates from March 1996 to December 2004. The notional amount of the interest rate swap agreement was $30,000. The Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of the revolving credit agreement with a termination date of March 2005. The notional amount of the interest rate swap agreement was $35,000.

As a result of the Company’s bankruptcy filing, the fair value of swap agreements, which approximated $6,960 as of March 2003, is reflected as a liability subject to compromise in the consolidated balance sheet. In addition, the Company reclassified approximately $6,960 from accumulated other comprehensive loss in the consolidated balance sheet to reorganization expense in the statement of operations for the first quarter of 2003 as a result of the Company’s interest rate swap agreements no longer representing an effective hedge.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement was for one year, automatically continuing unless terminated by either party with three months’ written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. Since the bankruptcy filing, the Company prepays OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that, under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. A substantial amount of the Company’s inventory purchases have been financed under the agreement (approximately $184,834 and $215,194 for the first nine months of 2003 and 2002, respectively). If the agreement is terminated by OIHK, the Company would be required to find alternative methods for financing inventory purchases in Asia. This would likely result in an increase in letters of credit required to finance the Company’s inventory purchases. This could result in disruption to the existing operations and, if alternative financing were not obtained, the Company’s operations would be materially adversely affected.

In May 2002, Spiegel Holdings, Inc. (“SHI”), the Company’s majority owner, provided, as required by the OCC, among other things, $120 million of escrow deposits to secure payments of certificates and secured credit card deposits. The amount of the required escrow deposits was reduced to $30 million as the certificates of deposit and secured credit card deposits were paid by FCNB. In addition, SHI provided a $78 million letter of credit facility to FCNB in order to secure payment of amounts that could become due against FCNB in the event of the occurrence of certain contingencies. The Company provided an indemnification to SHI on the facility in case the facility was utilized by FCNB. As of September 27, 2003, FCNB had borrowed approximately $15,000 on the facility and, as a result, SHI issued a demand of payment notice to the Company. This demand note is reflected as a liability subject to compromise in the consolidated balance sheets as of September 27, 2003.

The Company held a lease guaranty bond, issued by an insurance carrier in 1999, in the amount of approximately $8,000. This bond provided a guarantee to the mortgage holder for its headquarter facility for payment of any rent differential if the Company did not meet its performance obligations under its existing lease agreement. In the third quarter of 2003 the Company recorded a reorganization expense of approximately $25 million associated with the rejection of this lease.

At September 27, 2003, the Company also has outstanding certain guarantees for the payment of import fees to customs agents for the importing of goods into the United States. Certain insurance carriers have issued customs bonds, which may be drawn upon by third parties if the Company does not pay duties for importing goods for sale in the United States. The Company continues to pay duties for importing goods as required and records a liability for any unpaid amounts. The Company does not consider it probable that these customs bonds will be utilized.

LITIGATION

Spiegel, Inc. On March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company’s public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneously with the filing of the SEC’s complaint, the Company announced that it has entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, on March 7, 2003, the Company consented to the entry of a partial final judgment (the “SEC Judgment”), which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act and various rules and regulations thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties regarding the Company’s financial condition and financial accounting. The Company filed the report of the independent examiner with the SEC on September 12, 2003.

In the first quarter of 2003, the Company’s outside auditors, KPMG LLP, advised the Company that they could not complete their audit of the Company’s financial statements for its fiscal year ended December 28, 2002 and could not perform their review of the Company’s 2003 quarterly interim financial statements in accordance with Statement on Auditing Standards (“SAS”) 100 until they both analyzed the report of the independent examiner appointed under the terms of the SEC judgment and obtained the necessary management representation letter.

The Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company’s motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company’s failure to timely file its 2002 Form 10-K and one or more Form 10-Qs with the SEC as required; provided that, among other things, (1) the Company files the financial statements that would have been included in its 2002 Form 10-K and a management’s discussion and analysis covering the financial statements on or before May 15, 2003, and (2) the Company files the financial statements that would have been included in any such Form 10-Qs in a timely manner. The report of the independent examiner was issued on September 5, 2003 and delivered to the court on September 12, 2003. The Company filed the report of the independent examiner with the SEC under cover of Form 8-K on September 12, 2003. The independent examiner’s report questions the Company’s accounting policies and procedures regarding among other matters, revenue recognition, its securitization transactions, valuation of its retained interest in its securitization transactions, covenant defaults and internal controls over its credit underwriting process. The report also questions the timeliness and adequacy of the Company’s disclosures about its financial condition and operating results.

The Company’s management is analyzing the findings of the independent examiner’s report. The Company will attempt to complete its analyses promptly. However, as a result of the independent examiner’s report and the Company’s filing for voluntary bankruptcy on March 17, 2003, the Company can neither provide any guidance as to the impact, if any, on the Company’s financial statements that may result from these analyses nor state with any certainty as to when the analyses will be completed. Further, the Company cannot assure investors that it will not need to restate its 2003 financial statements or prior year financial statements.

FCNB. On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements and, among other things:

•	contains restrictions on transactions between the bank and its affiliates, and requires the bank to review all existing agreements with affiliated companies and make necessary and appropriate changes;

•	requires the bank to obtain an aggregate of $198,000 in guarantees, which guarantees were provided through the Company’s majority shareholder;

•	restricts the bank’s ability to accept, renew or rollover deposits;

•	requires the bank to maintain sufficient assets to meet daily liquidity requirements;

•	establishes minimum capital levels for the bank;

•	provides for increased oversight by and reporting to the OCC; and

•	provides for the maintenance of certain asset growth restrictions.

On November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio by January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. The OCC letter required FCNB to, among other things:

•	notify the trustee for each series of the Company’s bankcard receivable securitizations that FCNB will take steps to resign as servicer;

•	cease all credit card solicitations for its bankcards;

•	cease accepting new bankcard applications and offering credit line increases to any existing bankcard account; and

•	cease accepting new charges on existing bankcard accounts on or before April 1, 2003.

The Company has complied with the OCC requirements set forth in its letter of February 14, 2003. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and has begun the liquidation process required by the OCC.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable.

In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA was dismissed with prejudice. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, which was accepted by the OCC. The terms of the stipulation and consent will supercede and terminate the temporary cease and desist order. The agreement entered into with the OCC on May 15, 2002 remains in effect, as does the disposition plan, although the disposition plan was superceded by the liquidation plan described below. The terms of the consent order, dated April 15, 2003, require FCNB to:

•	cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;

•	perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;

•	withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;

•	deposit its servicing fee in a segregated account designated for this purpose; and

•	submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has complied with the provisions of the consent order discussed above. In addition, the trustee of each securitization trust appointed a successor servicer for the securitizations. CMS was appointed the successor servicer for the private-label receivables portfolio and assumed servicing responsibilities on or about June 25, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, appointed First National Bank of Omaha the successor servicer for the bankcard receivables portfolio on or about June 25, 2003.

In June 2003, FCNB submitted a liquidation plan to the OCC, which supercedes the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of the President of FCNB as liquidating agent, who will assume responsibility for carrying out the plan of liquidation. A formal liquidation notice was issued providing that all claims need to be received by the liquidating agent by September 14, 2003. Due to the uncertain nature of many of the potential claims against FCNB, the Company is unable to predict the magnitude of such claims with any degree of certainty. In addition, although the Company believes that its loss reserve established for the discontinuance of the bankcard segment is adequate, based upon existing facts, the ultimate cost to liquidate FCNB is not known with certainty. Finally, the impact of the liquidation of FCNB on the Company’s financial statements for continuing operations is not known. Certain claims made against FCNB have also been asserted against the Company. If FCNB is not financially able to settle the claims, the claims may be asserted against and settled by the Company and this may have a significant impact on the Company’s financial statements in future periods.

In December 2002 and January 2003, four lawsuits were filed in the United States District Court for the Northern District of Illinois, Eastern Division, against the Company and certain current and former officers alleging violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs purport to represent shareholders who purchased the Company’s common stock between April 24, 2001 and April 19, 2002. The lawsuit was subsequently amended to add certain directors of the Company as defendants and the Company is no longer a named defendant.

The Company is routinely involved in a number of other legal proceedings and claims, which cover a wide range of matters. In the opinion of management, these other legal matters (except for the claims filed against the Company as part of the Chapter 11 filing which are currently under review (see Note 6)) are not expected to have any material adverse effect on the consolidated financial position or results of operations of the Company.

(10) DISCONTINUED OPERATIONS

In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment.

The disposition of the bankcard segment is accounted for in accordance with APB No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Accordingly, results of this business have been classified as discontinued operations for all periods presented. Interest expense was allocated to discontinued operations based upon debt that could be specifically attributed to the bankcard segment.

As a result of the Company’s plan to liquidate the bankcard segment, the remaining business segment is the merchandising segment, which includes the private-label credit card operation related to the sale of the Company’s merchandise. The merchandising segment is reflected in the Company’s consolidated statements of operations as continuing operations.

As of September 27, 2003, FCNB commenced its liquidation, which is expected to be completed in early 2004. FCNB is liquidating under the oversight of the Office of the Comptroller of the Currency.

On June 25, 2003, FCNB stopped the servicing of its bankcard and private label portfolios and subsequently transferred the servicing of the bankcard and private label portfolios to First National Bank of Omaha and Cardholder Management Services, respectively. The Company believes that its accrual for the estimated loss on disposal of the remaining assets of approximately $21 million is adequate to account for the liquidation of the bankcard segment. However, the estimated loss on disposal of the bankcard segment is highly sensitive to the outcome of the FCNB liquidation process. Due to the uncertain nature of many of the pending or potential claims against FCNB, the Company is unable to predict the magnitude of such claims with any degree of certainty. In addition, future events, primarily the future servicing and collection efforts by First National Bank of Omaha and Cardholder Management Services, may have a significant effect on the amount of the assets recorded for the bankcard segment. The Company’s loss reserve will likely be revised in subsequent periods as new information becomes available.

In addition, the settlement of liabilities recorded by FCNB may also result in significant changes to the results of the private-label credit card operation, Spiegel Acceptance Corporation (“SAC”), which is reflected as part of the continuing operations of the Company due to the intercompany agreement between FCNB and SAC. This intercompany agreement provides for a sharing of operating expenses associated with the servicing of receivables based upon the relative portion of private-label receivables versus bankcard receivables. This historically has resulted in approximately two thirds of operating expenses being recorded by SAC and one third recorded by FCNB. In the third quarter SAC recorded a recovery of $23 million related to a settlement of a previously recorded claim. The Claim was settled as part of the liquidation efforts by FCNB (as described below). Any changes to the results of SAC may have a significant impact on the results of the Company in future periods.

The bankcard segment recorded income (loss) for the 13 and 39-week periods ending September 27, 2003 of $12,806 and $(101,793), respectively and $4,762 and $(6,979), for the 13 and 39-week periods ended September 28, 2002, respectively. The income recorded in 2003 related to the favorable settlement of a claim related to a termination penalty on a certain contract. These amounts have been recorded against the Company’s loss on disposal accrual.

Assets and liabilities of the discontinued operations are as follows:

	September 27, 2003	September 28, 2002	December 28, 2002
Current assets of discontinued operations	$63,291	$267,305	$163,479
Long-term assets	18,387	64,860	28,335

Assets of discontinued operations	81,678	332,165	191,814

Current liabilities (including estimated loss on disposal)	49,426	429,507	245,707
Long-term liabilities	12,527	—	12,527

Liabilities of discontinued operations	61,953	429,507	258,234

Total net assets/(liabilities) of discontinued operations	$19,725	$(97,342)	$(66,420)

As of September 27, 2003, current assets consist primarily of cash and trade accounts receivable and deferred income tax assets. Long-term assets consist primarily of other assets such as investments in government and municipal securities. Current liabilities consist primarily of the estimated loss on disposal, and a liability associated with the termination of certain contracts. The loss on disposal reserve at the end of September 27, 2003 relates primarily to the expected costs associated with the liquidation of FCNB. The balance in long-term liabilities reflects deferred income tax liabilities of FCNB.

(11) SUBSEQUENT EVENTS

In May 2003, the Company announced its intent to close a customer contact center located in Bothell, Washington and one in Rapid City, South Dakota. As of the third quarter, the Bothell customer contact center has been closed. The Rapid City facility will be closed in the first quarter of 2004, which employs approximately 240 associates. In September 2003, the Company announced that, as part of its ongoing restructuring process, it had retained an investment banker to solicit parties who may be interested in acquiring its wholly owned subsidiary, Newport News, Inc. Previously, the Company had announced its intent to close its distribution facility located in Newport News, Virginia. However, based upon the potential sale of Newport News, the Company announced in October 2003 that a final decision about the closure of Newport News’ distribution facility would be postponed until the end of December 2003. In addition, the potential sale may also impact the results of other business units within the Company. For example, one executive within Newport News is also responsible for the business operations of Spiegel Catalog. In addition, the Company manages certain catalog functions with resources at Newport News. If Newport News is sold, the Company may be required to hire new executives for the remaining catalog operations. This may have a significant impact on the financial condition of Spiegel Catalog in future periods. The facility employs approximately 400 associates. The Company anticipates that the closure of these facilities will result in reorganization costs in future periods that will have a material impact on the consolidated financial statements of the Company.

As part of its ongoing reorganization process, the Company will continue to evaluate its operations and organizational structure. As a result, the Company may make additional changes in its workforce and its operations.

The reorganization process will result in additional liabilities for severance and closing costs, write-downs of certain impaired assets (that become impaired as a result of the reorganization plan), and other costs associated with the reorganization process. These costs, in general, will be recorded in the period that the operational changes are approved by management. The Company anticipates that these changes will have a material impact on the consolidated financial statements in future periods.

On October 14, 2003, the Company’s primary insurance carrier for directors and officers issued a reservation of rights letter to rescind coverage for the Company’s insurance policy period beginning March 1, 2002 to March 1, 2004 as a result of the allegations made in the SEC civil proceeding against the

Company and the related report of the independent examiner (as previously discussed). The Company is contesting this reservation and at this time is unable to predict the future effect, if any, the foregoing may have on its financial condition, operating results, business and management.

(12) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123”, which provides transition guidance for a voluntary change to the fair value method of accounting (intrinsic value method) for stock option awards. The Statement also amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”. The disclosure requirements apply to annual as well as interim disclosures, and are applicable whether APB No. 25 or SFAS No. 123 is used to account for stock-based awards. The Company has elected to continue to apply the provisions of APB No. 25 (intrinsic value) in accounting for stock-based awards, therefore the transition provisions will have no impact on the Company. The following table illustrates the effect on net earnings (loss) and net earnings (loss) per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, as required by the disclosure provisions of SFAS No. 148.

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net loss as reported	$(103,914)	$(40,467)	$(381,439)	$(139,910)
Less:
Compensation expense determined by the estimated fair value of the options at the grant date as prescribed by SFAS No. 123 (net of related tax effect)	38	51	114	153

Pro forma net loss	$(103,952)	$(40,518)	$(381,553)	$(140,063)

Net loss per share:
Basic and diluted - as reported	$(0.79)	$(0.31)	$(2.89)	$(1.06)

Basic and diluted - pro forma	$(0.79)	$(0.31)	$(2.89)	$(1.06)

In November 2002, the Emerging Issues Task Force (EITF) reached a final consensus on EITF 02-16, which addresses how a reseller of a vendor’s product should account for cash consideration received from a vendor. The EITF issued guidance on the following two issues, as follows: (1) cash consideration received from a vendor should be recognized as a reduction of cost of sales in the reseller’s income statement, unless the consideration is reimbursement for selling costs or payment for assets or services delivered to the vendor, and (2) performance-driven vendor rebates or refunds (e.g., minimum purchase or sales volumes) should be recognized only if the payment is considered probable, and the method of allocating such payments in the financial statements should be systematic and rational based on the reseller’s progress in achieving the underlying performance targets. The Company will monitor prospectively the impact of this EITF on its existing and future agreements with its vendors and does not expect the future results of operations or cash flows to be materially effected by the provisions of this EITF.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

OF OPERATIONS

($000s OMITTED, EXCEPT PER SHARE AMOUNTS)

GENERAL

The Spiegel Group is an international specialty retailer that offers merchandise through catalogs, e-commerce sites and retail stores through its merchant divisions Eddie Bauer, Spiegel and Newport News. Prior to March 2003, the Spiegel Group also offered credit services to qualified customers of its merchant divisions.

Historically, the Spiegel Group reported operating results for two segments: merchandising and bankcard. The merchandising segment included an aggregation of the three merchant divisions and the private-label credit card operation. The bankcard segment included primarily the bankcard operations of First Consumers National Bank (FCNB), the Company’s special-purpose bank, and Financial Services Acceptance Corporation (FSAC). In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment. Accordingly, the information included in this report reflects the bankcard segment as a discontinued operation for all periods presented.

As the Company previously reported, on March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company’s public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneously with the filing of the SEC’s complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, the Company consented to the entry of a partial final judgment, which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act and various rules and regulations thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties regarding the Company’s financial condition and financial accounting.

The report of the independent examiner was issued on September 5, 2003 and delivered to the court on September 12, 2003. The Company filed the report of the independent examiner with the SEC under cover of Form 8-K on September 12, 2003. The independent examiner’s report questions the Company’s accounting policies and procedures regarding among other matters, revenue recognition, its securitization transactions, valuation of its retained interest in its securitization transactions, covenant defaults and internal controls over its credit underwriting process. The report also questions the timeliness and adequacy of the Company’s disclosures about its financial condition and operating results.

The Company’s management is analyzing the findings of the independent examiner’s report. The Company will attempt to complete its analyses promptly. However, as a result of the independent examiner’s report and the Company’s filing for voluntary bankruptcy on March 17, 2003, the Company can neither provide any guidance as to the impact, if any, on the Company’s financial statements that may result from these analyses nor state with any certainty as to when the analyses will be completed. Further, the Company cannot assure investors that it will not need to restate its 2003 financial statements or prior year financial statements.

In addition, any financial information derived from the Company’s 2002 fiscal year financial statements has not been audited and 2003 information has not been reviewed in accordance with SAS No. 100. Consequently, and in light of the questions raised by the independent examiner’s report, the Company’s financial information included in this report may be subject to future adjustment or restatement. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to modify or update the financial statement disclosures included in the Company’s Form 10-Q for the period ended September 27, 2003. Future events may also result in adjustments to the consolidated financial statements or disclosures. The Company also expects any independent auditors’ report issued to contain an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern.

Chapter 11 Filing

In February 2002, the Company, together with the lending institutions under its $750 million revolving credit agreement, determined that a material adverse change had occurred due to the Company’s operating performance in the fourth quarter of 2001 and the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended December 28, 2002, as well as prior periods dating back to December 29, 2001, the Company was in default on the financial covenants and other covenants under its other non-affiliate loan agreements. See “-Liquidity and Capital Resources” below for a description of these agreements and defaults.

In March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company’s asset backed securitizations. See “-Cancellation of Credit Cards” below for a description of these events. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company’s operations.

On March 17, 2003, Spiegel, Inc. and 19 of its direct and indirect subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption “In re: Spiegel, Inc., et al., Case No. 03-11540 (CB),” referred to collectively as the Chapter 11 case. Spiegel and its Chapter 11 debtor subsidiaries are currently operating their business and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the pendency of the Chapter 11 case, the Company and its Chapter 11 debtor subsidiaries will continue to operate its business in the ordinary course, however, the Company and its Chapter 11 debtor subsidiaries may not engage in transactions outside the ordinary course of their businesses without the approval of the bankruptcy court.

The following material subsidiaries were not included in the Chapter 11 case: FCNB, First Consumers Credit Corporation (FCCC), Financial Services Acceptance Corporation (FSAC), Spiegel Acceptance Corporation (SAC) and Spiegel Credit Corporation III. As discussed below, FCNB began a formal liquidation in fiscal 2003 under the terms of a pre-existing disposition plan with the Office of the Comptroller of the Currency (the “OCC”). As a result, the assets and liabilities of FCNB, FCCC and FSAC are reflected as discontinued operations in the Company’s financial statements. The assets of SAC at September 27, 2003, consist primarily of other receivables approximating $0.6 million, which relate to the private-label credit card operation. The primary changes from the second quarter of 2003 to the third quarter of 2003 relate to reductions in cash of $1.4 million. The liabilities of SAC total approximately $22 million at September 27, 2003 and represent primarily accrued expenses. There was not a material change in the liabilities of SAC from the second quarter of 2003 to the third quarter of 2003.

On March 17, 2003, the bankruptcy court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the “DIP Facility”) from Bank of America, N.A., Fleet Retail Finance, Inc., and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility, which was later reduced to $350 million. The DIP Facility will be used to supplement the Company’s existing cash flow during the reorganization process. A description of the DIP Facility appears below under “—Liquidity and Capital Resources.”

On March 17 and 18, 2003, the bankruptcy court approved other “first day” motions permitting the Company to, among other things:

•	continue payments for associate wages, salaries and certain other benefits;

•	honor customer programs and other obligations, such as gift certificates, returns and exchanges;

•	maintain its cash management system;

•	pay pre-petition claims of a number of critical vendors;

•	pay specified pre-petition customs duties and shipping charges;

•	maintain pre-petition investment practices;

•	pay pre-petition obligations necessary to maintain current insurance coverage;

•	pay specified non-property taxes;

•	reject some of its executory contracts;

•	retain legal, financial and other professionals on an interim basis pending a final hearing; and

•	extend the time to file a schedule of assets and liabilities and statements of financial affairs.

The matters discussed above raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business. The financial statements do not provide for any of the future consequences of the ongoing Chapter 11 case. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to adjustments relating to the recoverability and classification of asset carrying amounts, the amount and classification of liabilities or the effects on existing stockholders’ deficit that may occur in future periods as a result of the bankruptcy case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the Company’s ability to continue as a going concern.

Since filing for protection under Chapter 11 of the Bankruptcy Code, the Company has experienced a decrease in assets, an increase in liabilities (including liabilities subject to compromise), and continued decreases in sales and revenues, resulting in an increase in losses from continuing operations. The Company’s ability to continue as a going concern will depend upon, among other things, the ability of the Company and its Chapter 11 debtor subsidiaries to comply with the provisions of the DIP Facility and to generate cash from operations and obtain financing sufficient to satisfy their future obligations. These challenges are in addition to the operational and competitive challenges the Company’s business faces in general. The Company cannot predict at this time the ultimate effect that the Chapter 11 case will have on its operations, particularly the value of its assets, its net sales and its access to, and the cost of, goods sold. See “-Forward Looking Statements” for a discussion of these and other factors that pose risks to the Company’s business. The Company has incurred, and will continue to incur, significant costs associated with the reorganization and cannot predict with certainty how these costs will impact its ability to continue as a going concern.

Pursuant to the “automatic stay” in effect during the pendency of the Chapter 11 case, actions to collect prepetition indebtedness, as well as most other pending litigation, are stayed against the Company and its Chapter 11 debtor subsidiaries. In addition, other prepetition claims against the Company and its Chapter 11 debtor subsidiaries generally may not be enforced during the Chapter 11 case. However, substantially all prepetition liabilities of the Company and its Chapter 11 debtor subsidiaries are, absent a separate order of the bankruptcy court, subject to compromise and settlement under a confirmed plan of reorganization. As a result, the Company and its Chapter 11 debtor subsidiaries will defer payments of principal and interest on prepetition debt and will compromise such amounts pursuant to a confirmed plan of reorganization. As of the filing date, the Company had outstanding secured debt obligations totaling $48,000 and unsecured debt obligations totaling approximately $1,252,000.

Under the Bankruptcy Code and applicable rules of bankruptcy procedure, the Company and its Chapter 11 debtor subsidiaries must file schedules of its assets and liabilities and statements of its financial affairs with the bankruptcy court, setting forth, among other things, the assets and liabilities of the Company as shown by their books and records, subject to certain assumptions. All of the schedules may be amended or modified in the future and may differ materially from the Company’s consolidated financial statements. The Company has filed the required schedules of its assets and liabilities and statements of its financial affairs with the bankruptcy court. Differences between amounts scheduled by the Company and claims made by creditors will be investigated and resolved in connection with the Chapter 11 claims resolution process, and may be significant. That process of reconciling the claims was commenced after October 1, 2003, the date by which creditors were required to file prepetition claims against the Company and its debtor subsidiaries and, in light of the number of creditors of the Company, will take considerable time to complete. The Company cannot ascertain at this time the ultimate number and amount of allowed claims or the ultimate distribution on those claims. However, the Company expects to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, based on the determination of the bankruptcy court (or agreement of parties in interest) of allowed claims for items that are currently contingent or disputed. The final plan of reorganization will ultimately determine the distributions to holders of allowed claims. In addition, the formation of a plan of reorganization is likely to cause other potential adjustments to asset values or accrual of liabilities, for example, as a result of potential asset sales or liquidation of liabilities at amounts different than the carrying amounts presently reflected in the financial statements. The consummation of a confirmed plan of reorganization could also materially alter the amounts reported in the Company’s consolidated financial statements. At the present time, the Company cannot predict the ultimate effect that the consummation of a confirmed plan of reorganization may have on the Company’s assets and liabilities nor can it predict the various adjustments that may occur to the Company’s assets or liabilities during the reorganization process in general. However, the Company believes that the future reorganization activities will have a material impact on the assets and liabilities of the Company. Furthermore, the Company has incurred, and will continue to incur, significant costs associated with the reorganization. See Note 7 to the Consolidated Financial Statements.

In addition, under the Bankruptcy Code, the Company and its Chapter 11 debtor subsidiaries must, subject to bankruptcy court approval and satisfaction of other requirements, assume or reject executory contracts and unexpired leases to which they are party, including their retail store leases. Under the Bankruptcy Code, a debtor has 60 days after it files its Chapter 11 case to assume or reject unexpired leases of nonresidential real property. On May 14, 2003, the bankruptcy court granted an interim extension of this time and approved the Company’s motion for an extension until January 31, 2004, for the Company to assume or reject its unexpired leases of nonresidential real property with certain limited conditions. There is no deadline by which the Company must assume or reject other unexpired leases or executory contracts. In the event that the Company or one of its Chapter 11 debtor subsidiaries reject an executory contract or unexpired lease, affected parties may file claims against the applicable counterparty in respect of amounts owing, subject to certain caps and other limitations under applicable sections of the Bankruptcy Code. On the other hand, if the Company or one of its Chapter 11 debtor subsidiaries assumes an executory contract or unexpired lease, the Company is generally required to cure all prior defaults, including all prepetition liabilities, which may be significant. As a result, during the Chapter 11 case, the Company expects to record adjustments to its liabilities. The Company expects to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, as a result of rejecting executory contracts and/or unexpired leases and any other activity that may result in additional liabilities subject to compromise. Conversely, the Company’s assumption of executory contracts and/or unexpired leases will convert liabilities subject to compromise under a confirmed plan of reorganization into postpetition liabilities that are not subject to compromise.

In order to emerge from Chapter 11, the bankruptcy court must confirm a plan of reorganization and the Company and its Chapter 11 debtor subsidiaries must consummate such a plan. Although the Company and its Chapter 11 debtor subsidiaries expect to file a plan or plans of reorganization providing for emergence from Chapter 11, they cannot assure investors that any plan of reorganization will be proposed, confirmed or ultimately consummated. The Company and its Chapter 11 debtor subsidiaries initially have the exclusive right to file a plan of reorganization for 120 days after filing the Chapter 11 case. On June 25, 2003, the Company obtained an extension to file a plan of reorganization until November 12, 2003. This date was subsequently extended to the end of November 2003. If the Company and its Chapter 11 debtor subsidiaries fail to file a plan of reorganization by this date, or if the plan is not approved by creditors and/or equity holders, any party-in-interest may subsequently file its own plan of reorganization.

The United States Trustee has appointed an official committee of unsecured creditors. The creditors’ committee and its legal representatives often take positions on matters that come before the bankruptcy court. As a result, it is the most likely entity with which the Company will negotiate the terms of a plan of reorganization. The creditors’ committee may not support the Company’s positions in the bankruptcy case or the plan of reorganization. Furthermore, disagreements between the Company and the creditors’ committee could protract the bankruptcy case, negatively impact the ability of the Company to operate during the Chapter 11 case and delay its emergence from Chapter 11. In order for a plan of reorganization to be confirmed under the Bankruptcy Code, among other things, the requisite number of creditors and/or equity holders entitled to vote must approve the plan. However, under certain circumstances set forth in the Bankruptcy Code, a bankruptcy court may confirm a plan of reorganization notwithstanding its rejection by an impaired class of creditors or equity holders. In addition, under the priority scheme set forth in the Bankruptcy Code, certain post-petition liabilities and pre-petition liabilities need to be satisfied before equity holders are entitled to receive any distributions. The Company cannot predict what values, if any, will be ascribed to any of the constituencies in the Chapter 11 case. Accordingly, holders of Spiegel common stock could receive no distribution in respect of their equity interests and their interests could be cancelled, under a confirmed plan of reorganization. Holders of Spiegel common stock should therefore assume that they could receive little or no value as part of a plan of reorganization. In light of the foregoing, the Company considers the value of its common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in its common stock or in any claims related to pre-petition liabilities and/or other securities issued by the Company.

Notwithstanding the Company’s plan to file a plan of reorganization, it is not possible to predict the effect of the Chapter 11 case on the Company’s business, various creditors and equity holders or when the Company will be able to exit Chapter 11. The Company’s future results are dependent upon the Company confirming and consummating, on a timely basis, a plan of reorganization.

Cancellation of Credit Cards

Liquidation of FCNB. On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements and restrictions regarding its bankcard business and on November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio by January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and has begun the liquidation process required by the OCC.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable. In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA was dismissed with prejudice. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, accepted by the OCC, the terms of which are to supercede and terminate the temporary cease and desist order. The terms of the consent order, dated April 15, 2003, require FCNB to:

•	cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;

•	perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;

•	withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;

•	deposit its servicing fee in a segregated account designated for this purpose; and

•	submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has complied with the provisions of the consent order discussed above. In addition, the trustee of each securitization trust appointed a successor servicer for the securitizations. Cardholder Management Services (“CMS”), a subsidiary of Cardworks, was appointed the successor servicer for the private-label receivables portfolio and assumed servicing responsibilities on or about June 25, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, appointed First National Bank of Omaha the successor servicer for the bankcard receivables portfolio on or about June 25, 2003.

In June 2003, FCNB submitted a liquidation plan to the OCC, which supercedes the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of the President of FCNB as liquidating agent, who will assume responsibility for carrying out the plan of liquidation. A formal liquidation notice was issued providing that all claims need to be received by the liquidating agent by September 14, 2003. FCNB has begun the claims reconciliation process. However, due to the uncertain nature of many of the claims asserted against FCNB, the Company is unable to predict the expected settlement amount of such claims with any degree of certainty. In addition, although the Company believes that its loss reserve established for the discontinuance of the bankcard segment is adequate, based upon existing facts, the ultimate cost to liquidate FCNB and settle claims is not known with certainty. Finally, the impact of the liquidation of FCNB on the Company’s financial statements for its continuing operations is not known. Certain claims made against FCNB have also been asserted against the Company. If FCNB is not financially able to settle these claims, the claims may be asserted against and settled by the Company and may have a significant impact on the Company’s financial statements in future periods.

Pay-out Events. FCNB, in addition to its own bankcard operations, has issued substantially all of the Company’s private-label credit cards and continued to service the related receivables through June 25, 2003, including securitized receivables. In March 2003, FCNB notified the trustees for all six of its asset backed securitization transactions that a Pay Out Event, or an early amortization event, had occurred on each series.

Pay Out Events on the First Consumers Master Trust Series 1999-A, the First Consumers Credit Card Master Note Trust Series 2001-A and the Spiegel Credit Card Master Note Trust Series 2000-A occurred because each of these series failed to meet certain minimum performance requirements for the reporting period ended February 28, 2003. This failure was due to the securitized receivables generating insufficient returns to meet the obligation under the securitization documents (or the failure to meet what is commonly referred to as the excess spread test). The failure to meet the excess spread test resulted from significant declines in the performance and credit quality of the securitized receivables due to higher charge-off rates and lower net sales.

The Pay Out Events on the two First Consumers series caused, through cross-default provisions, a Pay Out Event on the First Consumers Credit Card Master Note Trust Series 2001-VFN. The Pay Out Event on the Spiegel 2000-A Series caused, through cross-default provisions, a Pay Out Event on the Spiegel Credit Card Master Note Trust Series 2001-VFN. In addition, MBIA has also declared a Pay Out Event on the Spiegel 2001-A Series. See ”-Results of Operations-Finance Revenue” for a discussion of the effect on our financial statements of these Pay Out Events.

Cancellation of Private Label Cards. As a result of these Pay Out Events, substantially all monthly excess cash flow from securitized receivables remaining after the payment of debt service and other expenses is diverted to repay principal to investors on an accelerated basis, rather than to pay the cash to the Company upon deposit of new receivables. On March 11, 2003, the Company’s merchant companies ceased honoring the private-label credit cards issued to their customers by FCNB in response to these events. On March 17, 2003, the Company and its Chapter 11 debtor subsidiaries filed a motion with the bankruptcy court to reject their private-label credit card agreements with FCNB. This motion was approved by the bankruptcy court on March 18, 2003.

The merchant companies have issued a limited number of private-label credit cards directly rather than through FCNB, which were serviced by FCNB. As a result of the impending liquidation of FCNB, the Company decided to cease issuing new private-label credit cards internally and stopped honoring existing cards at its merchant companies. In June 2003, the Company sold these merchant issued credit card receivables, which had a balance of approximately $5 million, for approximately $4 million to First National Bank of Omaha. However, on April 28, 2003, the Company announced that it had entered into a ten-year agreement with Alliance Data Systems (“Alliance Data”), the terms of which were subsequently approved by the bankruptcy court, to establish a new private-label credit card program for its merchant companies. Services provided by Alliance Data under this agreement include establishing credit criteria for customer acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new Alliance Data credit card program is separate from and has no relation to the Company’s existing or prior credit card programs. Alliance Data began issuing cards under this program in May 2003.

The Company is charged a customary fee on all credit transactions with Alliance Data. In addition, payments to the Company for customer purchases made with their Alliance Data-issued cards are subject to a 20% “holdback”. The holdback currently equals 20% of the principal portion of the receivable balance for merchant accounts financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its operating expenses and principal balance write-offs in connection with customers’ failure to pay their credit card accounts under certain circumstances, including cessation of the Company’s business or termination of the agreement or its funding arrangement. The agreement also contains certain restrictions limiting the Company’s ability to make significant changes to its operations. Upon the Company’s emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated if the Company satisfies certain financial criteria. The Company has recorded the holdback, which approximates $6.7 million as of September 27, 2003, as a receivable in the consolidated balance sheet. As of September 27, 2003, a reserve was not recorded against this receivable as the Company believes that the balance is collectible. The Company will re-assess the collectability of the receivable balance each period based upon the collection rates on the credit cards and the likelihood that the Company will emerge from Chapter 11 and will be able to meet the financial criteria contained in the agreement. In the event the agreement is terminated under certain circumstances, the Company is required to purchase a substantial portion of the unpaid and outstanding accounts including outstanding finance charges and fees.

Unaudited Financial Statements

The Company has filed, pursuant to the terms of the SEC Judgment discussed in the “Introductory Note” to this report, its unaudited consolidated financial statements for the quarter ended September 27, 2003 and related notes in this report. The SEC independent examiner’s report, filed by the Company with the SEC on September 12, 2003, questions the Company’s accounting policies and procedures regarding among other matters, revenue recognition, its securitization transactions, valuation of its retained interest in its securitization transactions, covenant defaults and internal controls over its credit underwriting process. The report also questions the timeliness and adequacy of the Company’s disclosures about its financial condition and operating results. The Company’s management is analyzing the findings of the independent examiner’s report . The Company will attempt to complete its analyses promptly. However, as a result of the independent examiner’s report and the Company’s filing for voluntary bankruptcy on March 17, 2003, the Company can neither provide any guidance as to the impact, if any, on the Company’s financial statements that may result from these analyses nor state with any certainty as to when the analyses will be completed. Further, the Company cannot assure investors that it will not need to restate its 2003 financial statements or prior year financial statements. In addition, any financial information derived from the Company’s 2002 fiscal year financial statements has not been audited and 2003 information has not been reviewed in accordance with SAS No. 100. Consequently, and in light of the questions raised by the independent examiner’s report, the Company’s financial information included in this report may be subject to future adjustment or restatement. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to modify or update the financial statement disclosures included in the Company’s Form 10-Q for the period ended September 27, 2003. Future events may also result in adjustments to the consolidated financial statements or disclosures. The Company also expects any independent auditors’ report issued to contain an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern.

Store Closures and Asset Impairments

In April 2003, the Company announced its intent to close all 21 of its Spiegel and Newport News outlet and clearance stores as part of its reorganization efforts. The store closing plan received bankruptcy court approval and as of the third quarter all Spiegel and Newport News outlet and clearance stores have been closed. The Company will consider reopening some of these stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News.

In April 2003, the Company announced its intent to close approximately 60 under-performing Eddie Bauer stores as a part of its ongoing reorganization process. The store-closing plan has received bankruptcy court approval. The Company has closed 59 of these stores as of September 27, 2003 and will keep the remaining one store open.

In May 2003, the Company announced its intent to close a customer contact center located in Bothell, Washington and one in Rapid City, South Dakota. As of the third quarter, the Bothell customer contact center has been closed. The Rapid City facility will be closed in the first quarter of 2004. In addition, the Company announced its intent to consolidate its retail distribution facility in Columbus, Ohio with its facility in Groveport, Ohio. In September 2003, the Company announced that, as part of its ongoing restructuring process, it had retained an investment banker to solicit parties who may be interested in acquiring its wholly owned subsidiary, Newport News, Inc. Previously, the Company had announced its intent to close its distribution facility located in Newport News, Virginia. However, based upon the potential sale of Newport News, the Company has deferred its decision to close this distribution facility. The impact of a potential sale on the consolidated financial statements is not presently determinable. The potential sale of this subsidiary may have a significant impact on the consolidated financial statements depending upon the purchase price offered by the acquirer. Finally, the Company will be conducting other asset sales in future periods, which may have a significant impact on the consolidated financial statements.

Asset impairments were recorded in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The closure of retail and outlet stores described above, as well as other facilities, resulted in the write-off of approximately $11 million and $6 million in assets primarily related to leasehold improvements that have no future benefit in the second and third quarter of 2003, respectively. As part of the reorganization process, the Company recorded a write-off of approximately $35 million in the second quarter of 2003, for a rent leveling asset and other assets associated with a leased building. The impairment was recorded based upon management’s decision to terminate the related lease agreement. The Company has recorded a liability for the estimated lease rejection cost associated with this lease based upon a statutory formula, however, significant judgment is involved in estimating the claims of the lessor. The ability to obtain an agreement with the lessor may have a significant impact on this estimate. The Company abandoned certain capital projects due to capital expenditure restrictions, which led to the write-off of approximately $21 and $1 million in assets in the second and third quarters of 2003, respectively. The Company held a lease guaranty bond, issued by an insurance carrier in 1999, in the amount of $8,000. This bond provided a guarantee to the mortgage holder for its headquarter facility for payment of any rent differential if the Company did not meet its performance obligations under its existing lease agreement. In the third quarter of 2003 the Company recorded a reorganization expense of approximately $25 million associated with the rejection of this lease.

Seasonality

The Company’s retail and direct businesses experience two distinct selling seasons, spring and fall. The spring season is comprised of the first and second quarters and the fall season is comprised of the third and fourth quarters. Net sales are usually substantially higher in the fall season and selling, general and administrative expenses as a percentage of net sales are usually higher in the spring season. Approximately 32% of annual net sales in fiscal 2002 occurred in the fourth quarter. The Company’s working capital requirements also fluctuate throughout the year, increasing substantially in September and October in anticipation of the holiday season inventory requirements. Accordingly, the results for the first three quarters are not necessarily indicative of the results to be expected for the entire year.

Other

The Company relies upon third parties to perform certain operations for the Company. Among other things, the Company’s net sales on the internet are dependent upon a third party to maintain the website to allow customers to purchase products. If this third party were unable to support the Company’s website for whatever reason, the Company would need to migrate to another internet provider and this may have a negative impact on net sales. In addition, the Company purchases third party sourced product from various vendors. In some circumstances, the Company relies upon a limited number of vendors to produce entire product lines for the Company. If for whatever reason these vendors no longer produce product for the Company, the Company would be required to find other vendors to produce similar products. If the Company were unable to locate new vendors for the production of product, this could have a significant impact on net sales.

In order to protect against and be prepared for disruptions in our computer infrastructure, the Company has been working on improving its computer disaster recovery plan over the last several quarters. However, as a result of the Company’s filing for bankruptcy, certain disaster recovery initiatives with respect to computer systems have been delayed. Although the Company has taken steps to improve its disaster recovery plan, the occurrence of a disaster may have a significant impact on the Company’s ability to operate its existing computer systems and this may have a material impact on the Company’s financial condition.

In the second quarter of 2003, the Company made the decision to change the merchandise assortment and overall brand strategy at Spiegel Catalog. The Company’s success in implementing a new brand strategy that is desirable to customers is not presently determinable. The impact of these strategy changes will be seen in the first quarter of 2004, with the mailing of the Spring 2004 catalogs.

RESULTS OF OPERATIONS

The following table sets forth the statements of operations data for the 13 and 39 weeks ended September 27, 2003 and September 28, 2002. Certain prior year amounts have been reclassified to conform with the fiscal 2003 presentation.

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
($000s omitted)	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net sales	$348,888	$472,319	$1,189,068	$1,542,825
Finance revenue	—	22,580	(30,460)	40,649
Other revenue	37,433	54,771	133,489	187,967

Total net sales and other revenues	386,321	549,670	1,292,097	1,771,441
Cost of sales	232,209	305,317	784,941	974,011
Selling, general and administrative expenses	181,914	266,505	695,184	889,073

Operating loss	(27,802)	(22,152)	(188,028)	(91,643)
Interest expense	1,737	18,311	20,624	48,289
Minority interest in (income) loss of consolidated subsidiary	—	(4)	—	22
Reorganization items, net	74,375	—	172,787	—

Net loss	$(103,914)	$(40,467)	$(381,439)	$(139,910)

Other information:
Gross profit margin (% of total net sales)	33.4%	35.4%	34.0%	36.9%
SG&A expenses (% of total revenue)	47.1%	48.5%	53.8%	50.2%

Comparison of the 13-Weeks Ended September 27, 2003 and September 28, 2002

Net sales: Net sales decreased by $123,431 or 26% to $348,888 for the 13-weeks ended September 27, 2003 from net sales of $472,319 for the 13-weeks ended September 28, 2002. Retail sales consist of all store sales, including discount and clearance stores, and direct sales represent catalog and e-commerce sales. The decrease in net sales was caused by a 43% decrease in catalog net sales, a 15% decrease in retail net sales (which primarily relates to Eddie Bauer), and an 18% decrease in e-commerce net sales. Eddie Bauer comparable store sales decreased 1% from the prior year. (A store is included in comparable store sales if it has been open at least one fiscal year prior to the beginning of the quarter.) Net sales, particularly in the direct business, declined primarily due to the Company’s decision in early March to cease honoring the private-label credit cards issued by First Consumers National Bank to customers of its merchant companies (Eddie Bauer, Newport News and Spiegel Catalog). On April 28, 2003, the Company announced that it had entered into an agreement with Alliance Data Systems, to establish a new private-label credit card program for its merchant companies, which is separate from and has no relation to the Company’s prior credit card programs. See “-Cancellation of Private Label Cards” above for a further discussion of the agreement with Alliance Data. During the third quarter of 2002, approximately 34% of the Company’s net sales were made with the Company’s private-label cards. During the third quarter of 2003, less than 15% of the Company’s net sales were made with the new private-label credit cards issued by Alliance Data Systems. The discontinuance of the charging privileges on the Company’s private label cards and FCNB MasterCard and Visa cards has had and will continue to have a substantial negative impact on the Company’s net sales. Also contributing to the decrease in net sales was the closure in 2003 of retail and outlet stores associated with the reorganization efforts (as described above). Finally, weak customer demand primarily for the direct business, as well as a planned decline in catalog circulation for each of the merchants contributed to the decline in net sales.

Finance revenue: Finance revenue decreased $22,580 from $22,580 in the third quarter of 2002 to $0 in the third quarter of 2003. The substantial decrease in finance revenue in 2003 resulted from the Pay Out Event and the cancellation of the private label credit cards as described above, which eliminated all finance revenue from the related securitized receivables. Finance revenue also included finance charges and fees on the Company’s unsecuritized private-label credit cards but with the Pay Out Event and the cancellation of the private label credit cards, no finance revenue was recorded for the third quarter of 2003.

Other revenue: Other revenue consists primarily of: (1) amounts billed to customers for catalog and e-commerce shipping and handling, (2) royalty revenues related to the use of the Eddie Bauer name, and (3) revenues generated from customer list sales to third-parties. Other revenue decreased by $17,338, or 32%, from $54,771 in 2002 to $37,433 in the third quarter of 2003. The decrease resulted primarily from lower shipping and handling income at the merchant companies caused by lower sales volume and store closings. In addition, the decrease resulted from lower commissions generated from third parties to syndicate their catalogs.

Cost of sales: Cost of sales decreased by $73,108 or 24% to $232,209 for the third quarter of 2003, from $305,317 for the third quarter of 2002. As a percentage of net sales, however, cost of sales increased to 67% for 2003 from 65% in the comparable period of the prior year. The increase as a percentage of net sales was driven by higher liquidation markdowns recorded in the current year based upon the decision to change the merchandise assortment and overall brand strategy at Spiegel Catalog and, to a lesser extent, at Newport News.

Selling, general and administrative expenses (“SG&A”): SG&A expenses decreased $84,591 or 32%, to $181,914 for the third quarter of 2003 from $266,505 for the third quarter of 2002. As a percentage of total revenue, SG&A expenses decreased to 47% for the third quarter of 2003 from 49% in the comparable period of the prior year. In 2003, the Company recorded approximately $23 million in income associated with the settlement of a claim related to the termination of a contract. Excluding the impact of this income, SG&A expenses as a percentage of total revenue was higher in the third quarter of 2003 versus the prior year. Lower advertising productivity resulted in higher advertising costs as a percentage of net sales. In addition, the significant reduction in net sales in the third quarter of 2003 versus the comparable period of the prior year resulted in higher fixed costs as a percentage of net sales versus the comparable period of the prior year. Finally, in 2003 there was an increase in depreciation expense of approximately $10 million associated with certain assets held for use. The Company adjusted its remaining useful life and salvage value for certain assets held for use resulting in higher depreciation expense in the current period.

This was partially offset with reduced operating expenses since the bankruptcy filing as a result of the reorganization efforts. In addition, in the prior year period, the Company reflected expenses associated with the private label credit card operation which were not reflected in 2003 due to the fact that the Company discontinued charging privileges on the private label credit cards in March 2003 and transferred servicing of the private label credit card operations in the second quarter of 2003. Accordingly, no material expenses associated with the private label credit card operations were recorded in the third quarter of 2003.

Operating loss: The Company recorded an operating loss of $27,802 for the third quarter of 2003 compared to an operating loss of $22,152 for the comparable period of the prior year. The higher operating loss in the current period was primarily due to lower net sales and shipping and handling income at each of the merchant operations as well as higher liquidation markdowns recorded in the current period based upon the decision to change the merchandise assortment and overall brand strategy at Spiegel Catalog. Finally, the decrease was partially attributable to the increase in depreciation expense resulting from the adjustment to the remaining useful life and salvage value for certain assets held for use.

Interest expense: Interest expense totaled $1,737 and $18,311 for the third quarter of 2003 and 2002, respectively. This decrease was due to the Company’s filing under Chapter 11 of the U.S. Bankruptcy Code on March 17, 2003. The Company’s contractual interest for the third quarter of 2003 was $24,024.

Income tax benefit: The Company has recorded no tax benefits associated with its pretax losses incurred for the third quarter of 2003 and 2002, respectively, due to substantial doubt about the Company’s ability to continue as a going concern (see Note 1 to the Consolidated Financial Statements). Management believes that it is more likely than not that such deferred tax benefits will not be realized in the future. The Company assesses its effective tax rate on a continuous basis.

Reorganization items, net: Reorganization items, net related to the Company’s filing for Chapter 11 under the U.S. Bankruptcy Code totaled $74,375 for the third quarter of 2003 versus $0 in the comparable period of the prior year. Reorganization expenses included $6.2 million in professional fees related directly to the bankruptcy filing, $56.6 million in lease rejection costs, $7.3 million in asset impairments recorded as part of the Company’s bankruptcy reorganization activities, and $1.6 million for severance costs associated with the Company’s reorganization activities. The Company expects to record expenses for lease rejection costs and headcount reductions in future periods, which will have a material impact on the consolidated financial statements. See Note 7 to the Consolidated Financial Statements.

Comparison of the 39-Weeks Ended September 27, 2003 and September 28, 2002

Net sales: Net sales decreased by $353,757 or 23% to $1,189,068 for the 39 weeks ended September 27, 2003 from net sales of $1,542,825 for the 39 weeks ended September 28, 2002. Year to date net sales for 2003 included approximately $26 million in liquidation sales resulting from the sale and transfer of inventory to an independent liquidator in conjunction with the closing of 80 stores. Excluding liquidation sales, net sales decreased approximately 25% versus the comparable period in the prior year. The decrease in net sales was caused by a 41% decrease in catalog net sales, a 10% decrease in retail net sales (which primarily relate to Eddie Bauer), and a 13% decrease in e-commerce net sales. Eddie Bauer comparable store sales decreased 6% from the prior year. Net sales, particularly in the direct business, declined primarily due to the Company’s decision in early March to cease honoring the private-label credit cards issued by First Consumers National Bank to customers of its merchant companies (Eddie Bauer, Newport News and Spiegel Catalog). Year to date for 2002, approximately 34% of the Company’s net sales were made with the Company’s private-label cards. Year to date for 2003, approximately 11% of the Company’s net sales were made with the new private-label credit cards issued by Alliance Data Systems. Also contributing to the decrease in net sales was weak customer demand, as well as a planned decline in catalog circulation for each of the merchants and reduced promotional activity at Eddie Bauer.

Finance revenue: Finance revenue decreased $71,109 from $40,649 for the 39 weeks ended September 28, 2002 to a loss of $(30,460) for the 39 weeks ended September 27, 2003. The substantial decrease in finance revenue in 2003 resulted from the Pay Out Event and the cancellation of the private label credit cards as described above.

Other revenue: Other revenue decreased by $54,478, or 29%, from $187,967 for the 39 weeks ended September 28, 2002 to $133,489 for the 39 weeks ended September 27, 2003. The decrease resulted primarily from lower shipping and handling income at the merchant companies caused by lower sales volume and store closures. In addition, the decrease resulted from lower commissions generated from third parties to syndicate their catalogs.

Cost of sales: Cost of sales decreased by $189,070 or 19% to $784,941 for the 39 weeks ended September 27, 2003, from $974,011 for the 39 weeks ended September 28, 2002. As a percentage of net sales, cost of sales increased to 66% for 2003 from 63% in the comparable period of the prior year. The increase as a percentage of net sales was driven by higher liquidation markdowns recorded in the current year based upon the decision to change the merchandise assortment and overall brand strategy at Spiegel Catalog, and to a lesser extent, was driven by sales of inventory to a liquidator in connection with store closings. This was partially offset by higher product cost savings generated at the Eddie Bauer retail operations.

Selling, general and administrative expenses (“SG&A”): SG&A expenses decreased $193,889 or 22% to $695,184 for the 39 weeks ended September 27, 2003 from $889,073 for the 39 weeks ended September 28, 2002. As a percentage of total revenue, SG&A expenses approximated 54% for the 39 weeks ended September 27, 2003 and 50% for the 39 weeks ended September 28, 2002. In 2003, SG&A expenses as a percentage of total revenue increased due primarily to lower total revenue recorded in the current year versus the prior year period which resulted in higher SG&A expenses as a percentage of total revenue. In addition, lower advertising productivity, which resulted in higher advertising costs as a percentage of net sales contributed to the increase in the current year percentage.

Operating loss: The Company recorded an operating loss of $188,028 for the 39 weeks ended September 27, 2003 compared to an operating loss of $91,643 for the comparable period of the prior year. The higher operating loss in the current year was primarily due to lower net sales and lower shipping and handling income recorded in the current year as well as higher liquidation markdowns recorded in the current year.

Interest expense: Interest expense totaled $20,624 and $48,289 for the 39 weeks ended September 27, 2003 and the 39 weeks ended September 28, 2002, respectively. This decrease was due to the Company’s filing for Chapter 11 under the U.S. Bankruptcy Code on March 17, 2003. The Company’s contractual interest for the 39 weeks ended September 27, 2003 was $68,648.

Income tax benefit: The Company has recorded no tax benefits associated with its pretax losses incurred for the 39 weeks ended September 27, 2003 and the 39 weeks ended September 28, 2002 due to substantial doubt about the Company’s ability to continue as a going concern (see Note 1 to the Consolidated Financial Statements). Management believes that it is more likely than not that such deferred tax benefits will not be realized in the future. The Company assesses its effective tax rate on a continuous basis.

Reorganization items, net: Reorganization expenses related to the Company’s filing for Chapter 11 under the U.S. Bankruptcy Code totaled $172,787 for the 39 weeks ended September 27, 2003 versus $0 in the comparable period of the prior year. Reorganization expenses included $17.4 million in professional fees incurred after the Chapter 11 filing date which related directly to the bankruptcy filing, $60.6 million in lease rejection costs, $75.9 million in asset impairments recorded as part of the Company’s bankruptcy reorganization activities, $9.0 million for financing fees, $7.0 million for interest rate swaps and approximately $6.9 million for severance costs associated with the Company’s reorganization activities. See Note 7 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company has historically met its operating and cash requirements through funds generated from operations, the securitization of credit card receivables and the issuance of debt and common stock. However, the Company was unable to successfully negotiate a new credit facility with its lending institutions, to obtain an amended settlement agreement with MBIA Insurance Corporation (“MBIA”), and to assure the future achievement of minimum performance requirements under its securitization transactions. Accordingly, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (as discussed above). These and other matters raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, as discussed more fully under “–General” above.

Net cash used for operating activities before reorganization items totaled $13,228 for the 39-week period ended September 27, 2003 compared to cash used in operating activities of $163,398 for the 39-week period ended September 28, 2002. The improvement in 2003 resulted from lower payments made in 2003 for trade accounts payable versus the comparable period in the prior year. In addition, inventory levels declined $73,106 in 2003 and declined 34% versus prior year partially due to liquidation sales resulting in the sale and transfer of inventory to an independent liquidator in conjunction with the closing of 80 stores and due to effective inventory management. Inventory management efforts, amongst other things, include closely tracking purchases of product based upon forecasted demand as well as consolidating the quantity of available sku’s. At September 27, 2003, cash totaled $37,169, which represented a decrease of $85,748 from the second quarter of 2003. The decrease resulted from higher inventory levels for the fall season, lower accounts payable based upon the timing of payments to vendors, and operating losses for the third quarter.

Net cash used for reorganization items totaling $28,639 represents primarily payments made to professionals for services related to reorganization activities under the Chapter 11 bankruptcy filing, as well as payments made to consummate a new DIP facility and severance payments.

Net cash used in investing activities totaled $213 for the first nine months of 2003 compared to net cash used in investing activities of $120,207 in the same period last year. The prior year period included an increase in the cash reserve requirements for private-label preferred credit card receivable securitizations due to unfavorable private-label preferred credit card portfolio performance driven by higher charge-offs. During the first nine months of 2003, there was no increase in cash reserve requirements as the maximum cash reserve requirement was outstanding at December 28, 2002. Historically, the Company maintained cash reserve accounts as necessary, representing reserve funds used as credit enhancement for specific classes of investor certificates. Cash reserve requirements were determined based upon the actual performance of the credit card portfolio. The performance of the credit card portfolio was measured based primarily upon actual finance yield and charge-off rates. Finally, capital expenditures declined by approximately $6.2 million due to the Company’s restructuring efforts.

Debt Obligations

As of September 27, 2003, total debt was $48,000 compared to $1,385,857 as of September 28, 2002. The decrease in debt in 2003 was due to the Company’s filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As discussed above under “General,” this resulted in the Company reflecting its secured debt outstanding at the time of the filing as a debt obligation. The remaining $1,252,857 of unsecured debt, which was outstanding as of March 17, 2003, was re-classified to liabilities subject to compromise in the consolidated balance sheet at September 27, 2003.

In connection with its Chapter 11 filing, the Company secured a $400 million senior secured debtor-in-possession financing facility (the “DIP Facility”) from Bank of America, N.A., Fleet Retail Finance Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP Facility will be used to supplement the Company’s cash flow during the reorganization process.

Of the DIP Facility, $50 million constituted a Consumer Credit Card Accounts Facility, which permits the Company to finance consumer receivables generated under credit cards issued directly by the Company’s merchant companies. Under the terms of the DIP Facility, the Company at its option terminated the Consumer Credit Card Accounts Facility effective as of May 12, 2003. As a result, on such date the maximum amount available to be borrowed under the DIP Facility was permanently reduced to $350 million. This action was taken primarily because: (i) the private label credit card financing arrangements with Alliance Data had commenced by such date and (ii) earlier termination of the Consumer Credit Card Accounts Facility resulted in less unused DIP Facility line fees payable by the Company. Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company’s eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves.

The DIP facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet, Inc. and Newport News, Inc. are the borrowers and, together with the other Chapter 11 debtor subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors’ assets, subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of the independent examiner appointed by the court in connection with the SEC Judgment and up to $7 million for professional and administrative fees.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of September 27, 2003, there were no borrowings drawn under the DIP Facility. However, there were $336 thousand in trade letters of credit outstanding at September 27, 2003. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005.

The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. In particular, the Company may from time to time need to obtain the approval of the lenders under the DIP Facility in order to implement changes during the reorganization process, such as store closings in excess of those permitted by the DIP Facility, investments or sales of assets or businesses that are not currently permitted or other actions. For example, the Company is working with its lenders to obtain certain amendments under its DIP Facility to provide additional flexibility for the Company to implement its restructuring initiatives, including those providing for additional store closings, specified and discretionary asset sales, the discharge of certain pre-petition obligations in connection with the purchasing of previously leased computer equipment and more flexibility relating to new store leases.

An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand, become due and payable. In addition, the need to obtain consent or waivers from the lenders in the future may delay or impede the Company’s restructuring efforts.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months’ written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. Since the bankruptcy filing, the Company prepays OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted, that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. A substantial amount of the Company’s inventory purchases have been obtained under the agreement, (approximately $184,834 and $215,194 for the first nine months of 2003 and 2002, respectively.) If the agreement is terminated by OIHK, the Company would be required to find alternative methods for obtaining inventory purchases in Asia. This would likely result in an increase in letters of credit required to finance the Company’s inventory purchases. This could result in disruption to the existing operations and, if alternative financing was not obtained, the Company’s operations would be materially adversely affected.

The Company’s pre-petition credit facilities prior to the Chapter 11 filing are as described in Note 9 to the Company’s Consolidated Financial Statements.

The Company’s ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company’s business faces. The Company anticipates that its DIP Facility, together with its current cash reserves and cash flow from its operations, will be sufficient to fund its operations during the reorganization process. However, the Company has no prior experience operating as a debtor-in-possession or consummating a plan of reorganization. As a result, the assumptions underlying its projected cash requirements during the bankruptcy process may prove to be inaccurate.

As of September 27, 2003 the Company’s contractual cash obligations excluding liabilities subject to compromise and including leases that have not been rejected as of September 27, 2003 are as follows:

	2003	2004	2005	2006	2007	Thereafter
DIP Facility	$—	$—	$—	$—	$—	$—
Secured Notes	48,000	—	—	—	—	—
Operating leases	28,005	78,612	67,619	55,712	47,687	123,201

Total cash obligations	$76,005	$78,612	$67,619	$55,712	$47,687	$123,201

Contractual cash obligations that are subject to compromise have been deferred due to the Chapter 11 filing and therefore are omitted from the table (See Note 6 to the Consolidated Financial Statements).

Other commercial commitments outstanding at September 27, 2003, included a lease guaranty bond and certain guarantees for the payment of import fees to customs agents for the importing of goods into the United States. (See Note 9 to the Consolidated Financial Statements). In addition, there were $336 thousand in trade letters of credit outstanding at September 27, 2003.

MARKET RISK

The Company is exposed to market risk from changes in interest rates and, to a lesser extent, foreign currency exchange rate fluctuations. Prior to the Pay Out Events, which occurred on the Company’s receivables securitization transactions in March 2003, the Company was also exposed to market risk on its securitizations. As a result of the Pay Out Events, the Company no longer generates receivables that would be sold to the securitization trusts.

In seeking to minimize risk, the Company historically managed exposure through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The Company has not used financial instruments for trading or other speculative purposes and is not party to any leveraged financial instruments. As of September 27, 2003, the Company had no derivative instruments, other than those included in other comprehensive loss as discussed in Notes 4 and 5 to the consolidated financial statements, and the Company was not a party to any foreign currency forward contracts.

Interest Rates

In connection with its filing for bankruptcy protection in March, the Company secured the $350 million DIP Facility described above. As of September 27, 2003, no amounts have been borrowed under this facility. All future borrowings under this facility will bear interest at rates that represent a margin over either the prime rate or LIBOR. As a result, the Company expects to have interest rate exposure to shifts in these reference interest rates, depending on the type of borrowing it makes under the DIP Facility.

Prior to its Chapter 11 filing, the Company managed interest rate exposure through a mix of fixed and variable-rate financings. The Company was generally able to meet certain targeted objectives through its direct borrowings. Substantially all of the Company’s variable-rate exposure related to changes in the one-month LIBOR rate. If the one-month LIBOR rate had changed by 50 basis points, the Company’s interest expense in 2002 would have changed by approximately $3,926. Interest rate swaps were used to minimize interest rate exposure when appropriate, based on market conditions. The notional amounts of the Company’s interest rate swap agreements totaled $65,000 at December 28, 2002. See Note 9 to the Consolidated Financial Statements for a description of the swap arrangements. As a result of the Company’s Chapter 11 filing, in the first quarter of 2003, the Company’s interest rate swap agreements were determined to be ineffective which resulted in the Company reclassifying approximately $6,960 from accumulated other comprehensive loss in the stockholders’ (deficit) equity section of the consolidated balance sheet to reorganization items, net in the consolidated statement of operations.

The Company is uncertain whether it will enter into swap agreements during the Chapter 11 bankruptcy filing.

The Company is subject to foreign currency risk related to its Canadian operations, as well as joint venture investments in Germany and Japan. The Company is party to certain transactions with the Canadian operations and joint ventures that are denominated in foreign currencies. The Company believes that its exposure to foreign exchange rate risk is not material due to the size and nature of the operations. However, in future periods, the exchange rate risk may become material as the Company migrates certain call center operations to Canada.

CRITICAL ACCOUNTING POLICIES

Management’s Discussion and Analysis discusses the Company’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts, particularly with respect to matters impacted by the proceedings under Chapter 11, could differ significantly from those estimates.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management generally evaluates its estimates and assumptions on an ongoing basis for significant changes or events. Actual results may differ from these estimates under different assumptions or conditions. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact the Company’s financial condition or results of operations. The pension accounting policy described below represents a new critical accounting policy in the third quarter of 2003. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

Receivables

The Company is charged a customary discount fee on all credit transactions with Alliance Data Systems. In addition, payments to the Company for customer purchases made with their Alliance Data-issued cards are subject to a 20% “holdback” fee. The holdback currently equals 20% of the principal portion of the receivable balance financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its write-offs in connection with customers’ failure to pay their credit card accounts under certain circumstances. Upon the Company’s emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated if the Company satisfies certain financial criteria. The Company has recorded the holdback, which approximates $6.7 million as of September 27, 2003, as a receivable in the consolidated balance sheet. As of September 27, 2003, a reserve was not recorded against this receivable as the Company believes that the balance is collectable. The Company will assess the collectability of the receivable balance each period based upon the historical collection rates on the credit cards, which to date have been limited, and management’s determination of the likelihood that the Company will emerge from Chapter 11 and will be able to meet the financial criteria contained in the agreement at that time. Each of these factors is highly uncertain. Future events may have a significant effect on management’s estimates or determinations, which may cause the Company to reserve against or write off all or a portion of this holdback.

Discontinued Operations

In the fourth quarter of 2001, the Company formulated a plan to sell the bankcard segment. Therefore, the assets and liabilities of the bankcard segment are included in discontinued operations. Discontinued operations reflect the assets and liabilities of the bankcard segment based on management’s best estimates of the amounts expected to be realized on the sale or liquidation of the bankcard segment. As of September 27, 2003, the Company has begun the liquidation of FCNB. On June 25, 2003, FCNB stopped the servicing of its bankcard and private label portfolios and transferred the servicing of the bankcard and private label portfolios to First National Bank of Omaha and Cardholder Management Services, respectively. The Company believes that its accrual for the estimated loss on disposal is adequate to account for the liquidation of the bankcard segment. However, the remaining estimated loss on disposal of the bankcard segment is highly sensitive to the outcome of the FCNB liquidation process. Due to the uncertain nature of many of the claims against FCNB, the Company is unable to predict the magnitude of such claims with any degree of certainty. In addition, future events may have a significant effect on the amount of the assets and liabilities recorded for the bankcard segment. In addition, the settlement of liabilities recorded by FCNB may also result in significant changes to the results of the private-label credit card operation, Spiegel Acceptance Corporation (“SAC”), which is reflected as part of the continuing operations of the Company. This is due to an intercompany agreement between FCNB and SAC. This may have a significant impact on the results of the Company in future periods. These estimates may be revised in subsequent periods as new information becomes available. See Note 10 to the Consolidated Financial Statements.

Inventory Valuation

Inventories, principally merchandise available for sale, are stated at the lower of cost or market. Cost is determined primarily by the average cost method or by the first-in, first-out method. The average cost or first-in, first-out method inherently requires management judgment and contains estimates such as the amount of markdowns necessary to clear unproductive or slow-moving inventory, which may impact the ending inventory valuation as well as gross margins. In addition, the Company considers the impact of store closings and the future sale of inventory to liquidators in its assessment of inventory valuation. The Company reviews its provision for excess and obsolete inventory on an on-going basis to ensure that inventory values are reflected at their estimated net realizable value. Although the Company has seen a significant decline in net sales, the Company has managed its inventory purchases in line with the corresponding net sales declines.

Long-Lived Asset Impairment

The Company has a significant investment in intangible assets and property and equipment. The carrying value of long-lived assets are periodically reviewed by the Company whenever events or changes in circumstances indicate that a potential impairment has occurred. For long-lived assets held for use, a potential impairment occurs if projected future undiscounted cash flows are less than the carrying value of the assets. The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of that asset in operations. When a potential impairment has occurred, an impairment write-down is recorded if the carrying value of the long-lived asset exceeds its fair value. The Company has closed 59 Eddie Bauer stores, 21 Spiegel and Newport News clearance and outlet stores, and is in the process of consolidating a distribution facility in 2003 as part of its reorganization efforts. As a result, the Company has recorded certain write-downs in its property and equipment as described in Note 7 to the Consolidated Financial Statements.

Revenue Recognition

The Company records revenue at the point of sale for retail stores and at the time of shipment for catalog and e-commerce sales. Membership fee revenue related to discount clubs offered to direct customers is recognized in net sales over the term of the membership, which is 12 months. Amounts billed to customers for catalog and e-commerce shipping and handling are recorded as other revenue at the time of shipment.

Advertising Costs

Costs incurred for the production and distribution of direct response catalogs are capitalized and amortized over the expected lives of the catalogs, which are less than one year. The amortization expense is recorded in the period that the sales associated with the catalog are expected to be realized. Actual sales may deviate significantly from forecasted sales, which may result in significant changes in the amortization expense recorded in a particular period. All other advertising costs for catalog, e-commerce, retail and credit operations are expensed as incurred.

Pension Benefits

The Company maintains a defined benefit pension plan covering eligible associates. These plans have net pension income/expense determined by actuarial valuations. Inherent in these valuations are key assumptions including discount rates, expected returns on plan assets and the rate of future compensation increases. We are required to consider current market conditions, including changes in interest rates and plan asset investment returns, in determining these assumptions. Actuarial assumptions may differ materially from actual results due to changing market and economic conditions, changes in investment strategies and higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of net pension income/expense recorded in future periods.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. As of September 27, 2003 and December 28, 2002, the Company has recorded a valuation allowance against its total net deferred tax assets due to substantial doubt about the Company’s ability to continue as a going concern. The Company performs a review of its deferred tax position on an on-going basis to determine if it is more likely than not that the deferred tax assets recorded by the Company will be realized in future periods.

Securitizations

Prior to the occurrence of the Pay Out Events described above, the majority of the Company’s credit card receivables were transferred to trusts that, in turn, sold certificates and notes representing undivided interests in the trusts to investors. The receivables were sold without recourse. Accordingly, no allowance for doubtful accounts relating to the sold receivables was maintained by the Company. When the Company sold receivables in these securitizations, it retained interest-only strips, subordinated certificates, a seller’s interest in receivables that are transferred to the trust but are not sold and cash reserve accounts, all of which have been included in retained interests in securitized receivables, with the exception of cash reserve accounts which have been included in other assets. Cash reserve accounts and retained interests in securitized bankcard receivables of FCNB have been included in the Consolidated Balance Sheets in net assets of discontinued operations. For the receivables that were transferred to the trust but were retained by the Company and for receivables that were not transferred to a trust, the Company accounted for these receivables at fair value, which represented the full value of the receivables less an allowance for doubtful accounts. The allowance for doubtful accounts was calculated based on a percentage of the full value of the receivables portfolio. The percentage was determined upon consideration of current delinquency data, historical loss experience and general economic conditions. In addition, for fiscal year 2003 and for fiscal year 2002, management also considered its decision, in March 2003, to cease honoring the private-label and bankcard credit cards issued by FCNB and held in the securitization trusts. These events caused the Company to increase its allowance for doubtful accounts substantially. Future events affecting the Company or relating to its securitization transactions could cause additional changes in the ultimate settlement of these transactions

Recognition of gain or loss on the sale of receivables to the securitization trusts depended in part on the previous carrying amount of the receivables involved in the transfer and the allocation of the carrying amount between the assets sold and the retained interests based on their relative fair value at the date of transfer. The Company recognized gains or losses upon the sale of the receivables based upon the present value of estimated future cash flows that the Company expected to receive over the liquidation period of the receivables. These future cash flows consisted of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs.

For fiscal years prior to 2002, estimated future cash flows also included estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For fiscal years 2002 and 2003, the collections related to the Company’s interests in the credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 and the required allocation of cash flow from the receivables to pay investors. Estimates of future cash flows were calculated using management estimates and assumptions of, among other things, portfolio yield, charge-offs, liquidation rates, interest rates and discount rates. These estimates were highly sensitive to changes in portfolio performance and inherently required management judgment on future portfolio performance. Cash reserve accounts were maintained as necessary, representing restricted funds used as credit enhancement for specific classes of investor certificates issued in certain securitization transactions.

In conjunction with its asset-backed securitizations, the Company has recognized gains or losses to earnings based on the fair value of estimated future cash flows that the Company expects to receive over the liquidation period of the receivables. In fiscal year 2002, as a result of the Pay Out Events and allocation of cash flows to pay investors, the Company wrote down all of its retained interest in the securitized receivables. These future cash flows consist of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs. For fiscal years prior to 2002, estimated future cash flows also included estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For 2002, the collections related to the Company’s interests in the credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 and the required allocation of cash flow from the receivables to pay investors. Estimates of future cash flows are calculated using management estimates and assumptions of, among other things, portfolio yield, charge-offs, liquidation rates, interest rates, and discount rates. Changes in interest rates and other assumptions and estimates used in determining the present value of these estimated future cash flows have experienced significant shifts in the past based on changes, among other factors, in the credit portfolio, general economic downturn and lower interest rates. Even relatively small changes in any of these assumptions or estimates could have had a material effect on the Company’s financial statements. As noted above, the SEC examiner’s report has raised questions regarding the Company’s accounting for its securitization transactions, including the assumption made in valuing its retained interest. As of September 27, 2003, the Company had written down all of its retained interests in the securitized receivables. After the liquidation of the receivables portfolio is completed, the Company may be entitled to a recovery of a portion of its retained interests. This recovery, which is not likely, would be recorded in the period realized.

Reorganization Charges

The Company has recorded reorganization charges in fiscal year 2003 related to the following actions taken as a result of the bankruptcy and related reorganization activities: closing of stores, consolidation of distribution and call center operations, abandonment of capital projects for information systems, and restructuring of the overall business while in bankruptcy. These charges require judgments about exit costs to be incurred for employee severance, contract and lease terminations, the future net realizable value of long-lived assets and other liabilities. As a result of the bankruptcy proceedings, certain estimates for store closings are now calculated based on statutory formulas, however, significant judgment is involved in estimating the claims of lessors for items including cure costs, taxes, utilities, etc. The ability to obtain agreements with lessors to terminate leases or with other parties to assign leases can also have a significant affect on the accuracy of current estimates. The Company anticipates that material reorganization charges will continue to be incurred in future periods based upon decisions made as part of the reorganization process. In addition, during the Chapter 11 case, the Company expects to record adjustments to its liabilities. Specifically, the Company would expect to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, as a result of rejecting executory contracts and/or unexpired leases and any other activity that may result in additional liabilities subject to compromise. Conversely, the Company’s assumption of executory contracts and/or unexpired leases will convert liabilities subject to compromise under a confirmed plan of reorganization into postpetition liabilities that are not subject to compromise.

CONTROLS AND PROCEDURES

The Company’s independent auditors have informed the audit committee of certain internal control deficiencies that constitute reportable conditions. These control deficiencies relate to the Company’s wholly owned subsidiary, FCNB. The deficiencies relate to routine transactions and accounting estimates, policies and procedures, and account balance classifications in the financial statements. FCNB has begun a formal liquidation process that has resulted in significant reductions and changes in staff. The Company’s management still believes that significant control deficiencies remain at FCNB and continues to work with the management team to adequately assess the accounting transactions recorded by FCNB management. On June 30, 2003, FCNB commenced its formal liquidation as required by the OCC. The SEC examiner’s report, filed by the Company with the SEC on September 12, 2003, has raised similar questions regarding the Company’s internal controls, particularly relating to FCNB and its securitization transactions.

As a result, the Company no longer has control over the disclosure controls and procedures and the internal controls over financial reporting of FCNB and the other subsidiaries of the Company that are managed by FCNB, including FCCC, FSAC and SAC. At this time, the Company cannot be assured that the financial and other information regarding these entities that is included in this report is accurate or complete.

OTHER RECENT DEVELOPMENTS

On April 24, 2003, the Board approved the creation of a restructuring committee (the “Restructuring Committee”). The Board intends that the Restructuring Committee will be comprised of at least two independent directors and the Company’s Chief Restructuring Officer/Interim Chief Executive Officer as soon as qualified independent directors have been selected. In the interim, Dr. Winfried Zimmermann, Dr. Peer Witten and Dr. Wolfgang Linder were appointed to the Restructuring Committee.

The Restructuring Committee will approve and authorize transactions involving the Company and any director, officer or controlling shareholder of the Company and any family member or affiliate of any of them, and will make recommendations to the full board of directors regarding any other matters relating to or arising out of the restructuring or reorganization of the Company.

Effective September 19, 2003, Dr. Witten and Dr. Linder resigned as Directors of the Company, and Dr. Zimmermann resigned from the Restructuring Committee effective October 23, 2003. There was no dispute or controversy associated with the resignation of Dr. Witten or Dr. Linder from the Board of directors or the resignation of Dr. Zimmermann from the Restructuring Committee.

On October 23, 2003, the Company’s sole voting shareholder elected Larry J. Gorrell and Hugh E. Sawyer to the Board to serve as independent Directors. On the same date, William Kosturos, the Company’s Chief Restructuring Officer/Interim Chief Executive Officer, was elected to the Board of Directors. Effective October 23, 2003, the Board of Directors appointed Messrs. Gorrell, Sawyer and Kosturos to serve as the sole members of the Restructuring Committee.

On October 14, 2003, the Company’s primary insurance carrier for directors and officers issued a reservation of rights letter to rescind coverage for the Company’s insurance policy period beginning March 1, 2002 to March 1, 2004 as a result of the allegations made in the SEC civil proceeding against the Company and the related report of the Independent Examiner (as previously discussed). The Company is contesting this reservation. It is unable to predict at this time the foregoing may have on the consolidated financial position or results of operations of the Company in future periods.

FORWARD-LOOKING STATEMENTS

This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the Company’s current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this report. Forward-looking statements include information concerning the Company’s possible or assumed future financial condition or results of operations. These statements often include words such as “expect,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” or similar expressions. As you read and consider this report, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the Company’s ability to continue as a going concern; uncertainty regarding the Company’s ability to operate pursuant to the terms of the DIP Facility; uncertainty regarding the Company’s ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case into a Chapter 7 case; the effect on the Company’s net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the Company of the Pay-Out Events recently experienced by all of the Company’s securitization agreements that are backed by the Company’s credit card receivables; the ultimate effect on the Company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the bankcard segment; the ability of the Company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the Company’s credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the Company’s control.

All future written and oral forward-looking statements made by the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the Company’s ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Item 7. Exhibits.

(C) Exhibits

99.1	Employment agreement, dated as of August 17, 2003 by and between Spiegel, Inc. and Fabian Mansson.

99.2	Employment agreement, dated as of September 3, 2003 by and between Spiegel, Inc. and Alexander Birken.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPIEGEL, INC.

Dated: November 11, 2003

/s/ James M. Brewster
James M. Brewster Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)